Exhibit 10.2

EXECUTION VERSION

BACKSTOP COMMITMENT AGREEMENT

AMONG

BRISTOW GROUP INC.

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of July 24, 2019

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TABLE OF CONTENTS (cont’d)

ii

TABLE OF CONTENTS (cont’d)

SCHEDULES

Schedule 1A	Unsecured Backstop Commitment Schedule
Schedule 1B	Secured Backstop Commitment Schedule
Schedule 2	Company Group Member Knowledge Parties

EXHIBITS

Exhibit A	Form of Transfer Notice
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Restructuring Support Agreement Transfer Agreement
Exhibit D	Corporate Governance Term Sheet
Exhibit E	Preferred Equity Term Sheet
Exhibit F	Aggregate Shares

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BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of July 24, 2019, is made by and among Bristow Group Inc., a Delaware corporation and the ultimate parent of each of the other Debtors (as the debtor in possession and a reorganized debtor, as applicable, the “Company”), on behalf of itself and each of the other Debtors (as defined below), on the one hand, and each Commitment Party (as defined below), on the other hand. The Company and each Commitment Party are referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meanings given to them in the Plan.

RECITALS

WHEREAS, the Company, the Commitment Parties, the Supporting Secured Noteholders (as defined in the Restructuring Support Agreement) and the Supporting Unsecured Noteholders (as defined in the Restructuring Support Agreement) have entered into a Second Amended and Restated Restructuring Support Agreement, dated as of July 24, 2019 (including the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement (the “Restructuring Term Sheet” and collectively, including all the exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”)), which (a) provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a plan of reorganization to be filed in the Debtors’ jointly administered cases (the “Chapter 11 Cases”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as it may be amended from time to time, the “Bankruptcy Code”), currently pending in the United States Bankruptcy Court for Southern District of Texas (the “Bankruptcy Court”), implementing the terms and conditions of the Restructuring Transactions and (b) requires that the Plan be consistent with the Restructuring Support Agreement;

WHEREAS, the Debtors plan to file with the Bankruptcy Court, in accordance with the terms of the Restructuring Support Agreement, motions seeking entry of (a) the Plan Solicitation Order, (b) a final Order authorizing debtor-in-possession financing on terms consistent with the DIP Credit Agreement (the “DIP Order”) and (c) the Confirmation Order;

WHEREAS, pursuant to the Plan, the Restructuring Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures, (a) the Company, on behalf of the Reorganized Company, will conduct (i) a rights offering for the Unsecured Rights Offering Shares (excluding the Common Shares and Preferred Shares to be issued pursuant to the Unsecured Equity Component) at an aggregate purchase price equal to the Unsecured Rights Offering Amount and a per-Common Share purchase price equal to the Per Common Share Equity Rights Offering Price and a per-Preferred Share purchase price equal to the Per Preferred Share Equity Rights Offering Price, with 91.825% of the Unsecured Rights Offering Amount offered being comprised of Common Shares and 8.175% being comprised of Preferred Shares, and (ii) a rights offering for the Secured Rights Offering Shares (excluding the Common Shares and Preferred Shares to be issued pursuant to the Secured Equity Component) at an aggregate purchase price equal to the Secured Rights Offering Amount and a per-Common Share purchase price equal to the Per

Common Share Equity Rights Offering Price and a per-Preferred Share purchase price equal to the Per Preferred Share Equity Rights Offering Price, with 91.825% of the Secured Rights Offering Amount offered being comprised of Common Shares and 8.175% being comprised of Preferred Shares, and, (b) on the Effective Date and following its formation, the Reorganized Company shall assume and perform any remaining obligations with respect to the Rights Offerings and issue the Rights Offering Shares;

WHEREAS, subject to the terms and conditions contained in this Agreement and in accordance with the Restructuring Term Sheet, (a) each Unsecured Commitment Party has agreed to purchase (on a several and not joint basis) its Unsecured Backstop Commitment Percentage of the Unsecured Unsubscribed Shares, if any, and (b) each Secured Commitment Party has agreed to purchase (on a several and not joint basis) its Secured Backstop Commitment Percentage of the Secured Unsubscribed Shares, if any;

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company (on behalf of itself and each other Debtor) and each of the Commitment Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below or in the Plan, as applicable:

“Act” has the meaning set forth in Section 6.10.

“Ad Hoc Group of Secured Noteholders” means that certain ad hoc group of holders of Secured Notes party to the Restructuring Support Agreement represented by DPW and PJT Partners LP, or any of such ad hoc group’s members or their Affiliates.

“Ad Hoc Group of Unsecured Noteholders” means that certain ad hoc group of holders of Unsecured Notes party to the Restructuring Support Agreement represented by Kirkland and Ducera Partners LLC, or any of such ad hoc group’s members or their Affiliates.

“Ad Hoc Groups” means the Ad Hoc Group of Unsecured Noteholders and the Ad Hoc Group of Secured Noteholders.

“Additional Commitment Party” means a Person that becomes a Commitment Party pursuant to Section 2.6(c) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Affiliated Funds of such Person); provided, however, that for purposes of this Agreement, no Commitment Party shall be deemed an Affiliate of any Company Group Member. “Affiliated” has a correlative meaning.

“Affiliated Fund” means any investment fund or any managed account, the primary investment advisor to or manager of which is a Commitment Party or an Affiliate thereof.

“Aggregate Common Shares” means the total number of Common Shares outstanding as of the Effective Date after giving effect to the Plan (but excluding all Common Shares issued or issuable under the MIP).

“Aggregate Preferred Shares” means the total number of Preferred Shares outstanding as of the Effective Date after giving effect to the Plan (but excluding all Preferred Shares issued or issuable under the MIP).

“Aggregate Shares” means, in the aggregate, the Aggregate Common Shares and the Aggregate Preferred Shares.

“Agreement” has the meaning set forth in the Preamble.

“Aircraft” means either collectively or individually, as applicable, the rotary or fixed-wing aircraft, comprised of an Airframe, together with the Engines, Rotor Blades and Rotor Components associated with such Airframe, and Manuals and Technical Records associated therewith.

“Aircraft Lease” has the meaning set forth in Section 4.28(a)(i).

“Airframe” means, at any time, the airframe which is part of the relevant Aircraft at such time, together with all Parts relating to such airframe.

“Alternative Transaction” means (x) any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, consolidation, business combination, joint venture, partnership, financing (debt or equity), or restructuring of the Company, the Debtors or any other Company Group Members, as applicable, or (y) sale of a material amount of the assets of the Company Group Members, on a consolidated basis (in the case of each of (x) and (y), other than the Restructuring Transactions).

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity, whether domestic or foreign, having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Consent” has the meaning set forth in Section 4.6.

“Available Shares” means all of the Unsecured Available Shares and the Secured Available Shares.

“Aviation Authority” means, in respect of an Aircraft, the aviation authority of the Jurisdiction of Registration of that Aircraft and any successors thereto or other Governmental Entity which shall have control or supervision of civil aviation in the Jurisdiction of Registration or have jurisdiction over the registration, airworthiness or operation of, or other matters relating to, that Aircraft.

“Backstop Commitment” means the Secured Backstop Commitment and/or the Unsecured Backstop Commitment, as applicable.

“Backstop Commitment Fee” has the meaning set forth in Section 3.1.

“Backstop Commitment Percentage” means the Secured Backstop Commitment Percentage and/or the Unsecured Backstop Commitment Percentage, as applicable.

“Backstop Commitment Schedules” means Schedule 1A and Schedule 1B to this Agreement, as each may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“BCA Approval Obligations” means the obligations of the Company and the other Debtors under this Agreement and the BCA Approval Order, as applicable.

“BCA Approval Order” means an Order of the Bankruptcy Court that is not subject to stay under Bankruptcy Rule 6004(h) or otherwise, which Order shall be the Confirmation Order, that (a) authorizes the Company (on behalf of itself and the other Debtors) to execute and deliver this Agreement, including all exhibits and other attachments hereto, pursuant to section 365 of the Bankruptcy Code and (b) provides that the Backstop Commitment Fee, Expense Reimbursement and the indemnification provisions contained herein shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall be payable by the Debtors as provided in this Agreement without further Order of the Bankruptcy Court.

“Bristow Termination Event” has the meaning set forth in Section 9.3.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Bylaws” means the bylaws of the Reorganized Company, which shall become effective as of the Effective Date, and which shall be consistent with the terms set forth in the Restructuring Support Agreement, the Plan, the Corporate Governance Term Sheet and the Preferred Equity Term Sheet, and otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company. In the event of any inconsistency between the Corporate Governance Term Sheet, the Preferred Equity Term Sheet or the Restructuring Support Agreement, the Restructuring Support Agreement shall govern.

“Certificate of Incorporation” means the certificate of incorporation of the Reorganized Company as in effect on the Effective Date, which shall be consistent with the terms set forth in the Restructuring Support Agreement (including the Restructuring Term Sheet), the Corporate Governance Term Sheet and the Preferred Equity Term Sheet and the Plan, and otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company. In the event of any inconsistency between the Corporate Governance Term Sheet, the Preferred Equity Term Sheet or the Restructuring Support Agreement, the Restructuring Support Agreement shall govern.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986.

“Commitment Party” means an Initial Commitment Party.

“Commitment Party Default” means an Unsecured Commitment Party Default or a Secured Commitment Party Default.

“Commitment Party Replacement” has the meaning set forth in Section 2.3(b).

“Commitment Party Replacement Period” has the meaning set forth in Section 2.3(b).

“Common Shares” means the shares of common stock that constitute Equity Interests in the Reorganized Company, having all of the rights set forth in respect thereof in the Certificate of Incorporation.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to the Commitment Parties on the date of this Agreement.

“Company Group Member” means, collectively, Bristow Group Inc., a Delaware corporation, and all of its direct and indirect Subsidiaries; provided, that, except for the purposes of Article IV (and any related definitions to the extent used in Article IV), the definition of “Company Group Member” shall not include the entities set forth in Section 1.1(a) of the Company Disclosure Schedules.

“Company Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and (i) sponsored or maintained (at the time of determination or at any time within the six years prior thereto) by any of the Company Group Members or any ERISA Affiliate, or with respect to which any such entity has any actual or contingent liability or obligation or (ii) in respect of which any of the Company Group Members or any ERISA Affiliate is (or, if such plan were terminated, could under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

“Company Specified Entities” has the meaning set forth in Section 7.1(r).

“Confirmation Hearing” means the hearing before the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code at which the Debtors will seek entry of the Confirmation Order.

“Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Rights Offering Procedures, which Order may also include the BCA Approval Order.

“Consenting Noteholders” means each Noteholder that is party to the Restructuring Support Agreement, solely in its capacity as such.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other enforceable arrangement or obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or agency or otherwise. The terms “controlling”, “controlled by” or “under common control with” each have a correlative meaning.

“Corporate Governance Term Sheet” means that term sheet presenting certain material terms relating to the corporate governance of the Reorganized Company, attached as Exhibit D hereto; provided, that, notwithstanding anything in this Agreement to the contrary, the consent of the Company shall not be required to amend the Corporate Governance Term Sheet to the extent that any such amendment (a) is not inconsistent with the Restructuring Support Agreement and (b) is not inconsistent with any Law applicable to the Reorganized Company.

“Debtors” means, collectively, Bristow Group Inc., a Delaware corporation, and its direct and indirect Subsidiaries set forth in Section 1.1(b) of the Company Disclosure Schedule, as debtors in possession and reorganized debtors, as applicable, in the Chapter 11 Cases.

“Defaulting Commitment Party” means, at any time, any Commitment Party that caused a Commitment Party Default that is continuing at such time.

“Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions as set forth in the Restructuring Support Agreement.

“Designated Commitment Parties” has the meaning set forth on Section 1.1(b) of the Company Disclosure Schedules.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of comprehensive Sanctions (i.e., Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine).

“DIP Agent” means Ankura Trust Company, LLC.

“DIP Credit Agreement” means that certain senior secured debtor-in-possession credit agreement in respect of the DIP Facility, to be entered into as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms, by and among the Debtors, the DIP Lenders and the DIP Agent.

“DIP Facility” means that certain senior secured debtor-in-possession credit facility in the aggregate principal amount of $150 million (including any oversubscription amounts with respect thereto) provided by the DIP Lenders pursuant to the DIP Credit Agreement and the DIP Order.

“DIP Lenders” means certain lenders that have agreed to provide the DIP Facility, solely in their capacity as such.

“DIP Order” has the meaning set forth in the Recitals.

“Disclosure Statement” means the disclosure statement with respect to the Plan.

“DPW” means Davis Polk & Wardwell LLP.

“Effective Date” means the date upon which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the effectiveness of the Plan (or each respective Plan, if separate) have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and (c) the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

“Engine” means, with respect to any Airframe, any of the engines that are included as part of the related Aircraft and any and all related Parts.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, Orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Entity, relating in any way to the environment, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; Regulation (EC) No 1907/2006 of the European Parliament and of the Council of 18 December 2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Component” means the Secured Equity Component and/or the Unsecured Equity Component.

“Equity Interests” means with respect to any Person, all of the units, membership interests or shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Company Group Members, is, or at any relevant time during the past six years was, treated as a single employer under any provision of Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Company Plan; (b) any failure by any Company Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Company Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Company Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by any of the Company Group Members or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Company Plan, including the imposition of any Lien in favor of the PBGC or any Company Plan or Multiemployer Plan; (e) a determination that any Company Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by any of the Company Group Members or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Company Plan or to appoint a trustee to administer any Company Plan under Section 4042 of ERISA; (g) the incurrence by any of the Company Group Members or any ERISA Affiliate of any

liability with respect to the withdrawal or partial withdrawal from any Company Plan or Multiemployer Plan; (h) the receipt by any of the Company Group Members or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any of the Company Group Members or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a Lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Company Plan; (j) the adoption of an amendment to a Company Plan requiring the provision of security to such Company Plan pursuant to Section 307 of ERISA; (k) the assertion of a material claim (other than routine claims for benefits) against any Company Plan or the assets thereof, or against any of the Company Group Members or any of the ERISA Affiliates in connection with any Company Plan; or (l) receipt from the IRS of notice of the failure of any Company Plan (or any other employee benefit plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Company Plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Account Funding Date” has the meaning set forth in Section 2.4(b).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Ex-Im Laws” means all U.S. and applicable non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Facility” means a senior secured or unsecured revolving, term loan or notes facility in an aggregate principal amount of at least $75 million to be arranged and provided by one or more commercial lending institutions or other financial institutions or sources of financing.

“Exit Facility Documents” means the credit agreement or indenture in respect of the Exit Facility, as applicable, and all other agreements, documents, instruments, and amendments related thereto, including any guaranty agreements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and other security agreements.

“Expense Reimbursement” has the meaning set forth in Section 3.3(a).

“FAA” means the Federal Aviation Administration.

“Filing Party” has the meaning set forth in Section 6.11(b).

“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such Order, or has otherwise been dismissed with prejudice.

“Financial Reports” has the meaning set forth in Section 6.5.

“Foreign Benefit Plan” has the meaning in Section 4.18(b).

“Foreign Government Scheme or Arrangement” has the meaning in Section 4.18(b).

“Funding Notice” has the meaning set forth in Section 2.4(a).

“Funding Notice Date” has the meaning set forth in Section 2.4(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof); excluding, however, any Person engaged in the oil and gas extraction or services business that is owned in whole or in part by any such U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Hazardous Materials” means: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials, wastes or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” under any applicable Environmental Law; and (c) any other chemical, material, waste or substance, for which liability or standards of conduct may be imposed, or exposure to which is prohibited, limited or regulated by any Governmental Entity, in each case, under Environmental Laws, due to its dangerous or deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Indenture Trustees” means collectively, the Secured Notes Trustee and the Unsecured Notes Trustee.

“Initial Commitment Party” means each Initial Secured Commitment Party and each Initial Unsecured Commitment Party.

“Initial MIP Amount” means a portion of the MIP in the amount equal to four (4%) percent of Equity Interests in the Reorganized Company, on a fully diluted basis, which shall be implemented and effective as of the Effective Date on terms and conditions agreed upon by the compensation committee and board of directors of the Company, the Required Supporting Unsecured Noteholders, the Required Supporting Secured Noteholders and the Requisite Commitment Parties.

“Initial Option Issuance” means the initial issuance of options to purchase Common Shares or Preferred Shares to management in an amount equal to forty (40%) percent of the Initial MIP Amount.

“Initial RSU Issuance” means the initial issuance of restricted stock units to management in amount equal to sixty (60%) percent of the Initial MIP Amount.

“Initial Secured Commitment Party” means the Supporting Secured Noteholders (as defined in the Restructuring Support Agreement).

“Initial Unsecured Commitment Party” means the Supporting Unsecured Noteholders (as defined in the Restructuring Support Agreement).

“Intellectual Property Rights” means all U.S. or foreign intellectual or industrial property or proprietary rights, including any: (a) trademarks, service marks, trade dress, domain names, social media identifiers, corporate and trade names, logos and all other indicia of source or origin, together with all associated goodwill, (b) patents, inventions, invention disclosures, technology, know-how, processes and methods, (c) copyrights and copyrighted works, (including software, applications, source and object code, databases and compilations, online, advertising and promotional materials, mobile and social media content and documentation), (d) trade secrets and confidential or proprietary information or content, and (e) all registrations, applications, renewals, re-issues, continuations, continuations-in-part, divisions, extensions, re-examinations and foreign counterparts of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” has the meaning set forth in Section 2.6(b).

“Joint Filing Party” has the meaning set forth in Section 6.11(c).

“Jurisdiction of Registration” means the jurisdiction in which the applicable Aircraft is registered as of the relevant date of determination.

“KEIP” means the Company’s Fiscal Year 2020 Performance Incentive Plan and Fiscal Year 2020 Non-Executive Incentive Plan as approved by the Bankruptcy Court.

“Kirkland” means Kirkland & Ellis LLP.

“Knowledge of the Company Group Members” means the actual knowledge, after reasonable inquiry of their direct reports, of the individuals listed on Schedule 2 hereof. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Legal Proceedings” has the meaning set forth in Section 4.10.

“Legend” has the meaning set forth in Section 6.10.

“Lien” means any lien (statutory, judicial or other), adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, deed of trust, easement, right of way, encumbrance, charge, restriction on transfer, conditional sale or other title retention agreement, defect in title, other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, any financing lease having substantially the same economic effect as any of the foregoing or other restrictions of a similar kind.

“Losses” has the meaning set forth in Section 8.1.

“Manual and Technical Records” means, with respect to any Aircraft, Engine, Rotor Blade, Rotor Component or Part, all books, logs, manuals and data, and inspection, maintenance, modification and overhaul records (including all job cards) and any certificates or documents as are required to be maintained with respect to such Aircraft, Engine, Rotor Blade, Rotor Component or Part under applicable rules and regulations and owned by the applicable Company Group Member.

“Material Adverse Effect” means any Event, which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Company Group Members, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Transaction Agreements, including the Rights Offerings, as applicable, in each case, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Company Group Members operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement, disclosure or performance of this Agreement or the other Transaction Agreements, the transactions contemplated hereby or thereby or any related transactions (including any act or omission of the Company Group Members expressly required or prohibited, as applicable, by this Agreement or the other Transaction Agreements, or consented to by the Requisite Commitment Parties in writing); (iv) the filing or pendency of the Chapter 11 Cases or any reasonably anticipated effects thereof; (v) any matters expressly disclosed in the Disclosure Statement or the Company Disclosure Schedules as delivered on the date hereof; (vi) the effect of any action taken by the Commitment Parties or their Affiliates with respect to the DIP Facility; (vii) the occurrence of a Commitment Party Default; (viii) any change in the market price or trading volume of any security of a Company Group Member (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (ix) any failure, in and of itself, of the Company Group Members to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans (but not the facts giving rise to such failure unless such facts are otherwise excluded pursuant to the clauses in this definition); (x) the departure, in and of itself, of officers or directors of any of the Company Group Members not in contravention of the terms and conditions of this Agreement; or (xi) declarations of national emergencies in the United States or natural disasters in the United States; provided, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such Event is disproportionately adverse to the Company Group Members, taken as a whole, as compared to other companies in the industries in which the Company Group Members operate.

“Material Contracts” means all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which any of the Company Group Members is a party.

“MIP” means a management incentive plan to be adopted by the Reorganized Company in accordance with the terms of the Restructuring Support Agreement (including the Restructuring Term Sheet), with such terms and conditions as are agreed upon by the compensation committee and board of directors of the Company, the Required Supporting Unsecured Noteholders, the Required Supporting Secured Noteholders and the Requisite Commitment Parties.

“Money Laundering Laws” has the meaning set forth in Section 4.23.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of the Company Group Members or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions, or each such plan with respect to which any such entity has any actual or contingent liability or obligation.

“Note Claims” means all claims against the Debtors arising on account of the Notes and the indentures pursuant to which they were issued.

“Noteholders” means all Secured Noteholders and all Unsecured Noteholders.

“Notes” means, collectively, the Secured Notes and the Unsecured Notes.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Outside Date” has the meaning set forth in the Restructuring Support Agreement.

“Owned Aircraft” has the meaning set forth in Section 4.28(a)(i).

“Part” means, with respect to an Airframe, Engine, Rotor Blade or Rotor Component, any auxiliary power unit, avionics, appliance, part, instrument, appurtenance, accessory, furnishing or other item of equipment of whatever nature (other than an Engine, Rotor Blade or Rotor Component) which may from time to time be incorporated or installed in or attached to the relevant Airframe or Engine and to which the Company Group Member that owns such Airframe or Engine has title.

“Party” has the meaning set forth in the Preamble.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Per Common Share Equity Rights Offering Price” means $36.37 per Common Share.

“Per Equity Share Purchase Price” means the Per Common Share Equity Rights Offering Price for each Common Share and/or the Per Preferred Share Equity Rights Offering Price for each Preferred Share, as applicable.

“Per Preferred Share Equity Rights Offering Price” means $36.37 per Preferred Share.

“Permitted Liens” means (a) Liens for Taxes that (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (b) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens for labor, materials or supplies provided with respect to any Real Property or personal property incurred in the ordinary course of business consistent with past practice; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (d) easements, covenants, conditions, minor encroachments, restrictions on transfer and other similar matters affecting title to any Real Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the Company Group Members’ business; (e) Liens granted under any Contracts, in each case, to the extent the same are ordinary and customary in the business of the Company Group Members and do not or would not materially impair the ownership, use or occupancy of any Real Property or the operation of the Company Group Members’ business; (f) from and after the occurrence of the Effective Date, Liens granted in connection with the Exit Facility; (g) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Effective Date and (h) Liens granted under the DIP Credit Agreement and the DIP Order, and Liens that constitute “Permitted Liens” under the DIP Credit Agreement and the schedules thereto.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plan” means the Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and Its Debtor Affiliates, filed with the Bankruptcy Court consistent with the Restructuring Support Agreement (as may be amended, supplemented, or modified from time to time in accordance with its terms and the terms of the Restructuring Support Agreement), including all exhibits, supplements, appendices, and schedules thereto.

“Plan Solicitation Order” means an Order, in form and substance reasonably acceptable to the Requisite Commitment Parties and the Company, approving the Disclosure Statement with respect to the Plan, the Record Date (as defined in the Restructuring Support Agreement) for the Rights Offerings, and the solicitation with respect to the Plan, which are in form and substance reasonably acceptable to the relevant parties as specified in the Restructuring Support Agreement.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement), including, without limitation, disclosure required under section 1129(a)(5) of the Bankruptcy Code, to be filed by the Debtors no later than fourteen (14) days before the Confirmation Hearing, and additional documents or amendments to previously filed documents, filed before the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the Exit Facility Documents; (b) the Reorganized Company Organizational Documents; (c) a list of retained Causes of Action; (d) the Restructuring Transactions Memorandum; (e) the Registration Rights Agreement; (f) the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan); (g) the Schedule of Rejected Executory Contracts and Unexpired Leases (as defined in the Plan); (h) the Agreement; and (i) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date consistent with and subject to the Restructuring Support Agreement.

“Pre-Closing Period” has the meaning set forth in Section 6.3.

“Preferred Equity Term Sheet” means that term sheet presenting certain material terms relating to the Preferred Shares of the Reorganized Company, attached as Exhibit E hereto; provided, that, notwithstanding anything in this Agreement to the contrary, the consent of the Company shall not be required to amend the Preferred Equity Term Sheet to the extent that any such amendment (a) is not inconsistent with the Restructuring Support Agreement and (b) is not inconsistent with any Law applicable to the Reorganized Company.

“Preferred Shares” means the shares of Series A Convertible Preferred stock that constitute Equity Interests in the Reorganized Company, having all of the rights in respect thereof set forth in the Certificate of Incorporation.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Company Group Members, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.15(a).

“Related Party” means, with respect to any Person, (a) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (b) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Related Party Transactions” has the meaning set forth in Section 4.14.

“Related Purchaser” has the meaning set forth in Section 2.6(a).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating, or migrating in, into, onto or through the environment. “Released” has a correlative meaning.

“Reorganized Company” means the Company as reorganized pursuant to the Plan.

“Reorganized Company Organizational Documents” means, collectively, the Bylaws and the Certificate of Incorporation.

“Replacing Commitment Parties” has the meaning set forth in Section 2.3(b).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty (30) day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Company Plan.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Supporting Secured Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Required Supporting Unsecured Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Requisite Commitment Parties” means the “Required Backstop Parties” (as defined in the Restructuring Support Agreement).

“Restructuring” has the meaning set forth in the Restructuring Support Agreement.

“Restructuring Support Agreement” has the meaning set forth in the Recitals.

“Restructuring Term Sheet” has the meaning set forth in the Recitals.

“Restructuring Transactions” means, collectively, the transactions contemplated by the Restructuring Support Agreement.

“Restructuring Transactions Memorandum” means that certain memorandum describing the steps to be carried out to effectuate the Restructuring Transactions.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription forms must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable aggregate Per Equity Share Purchase Price, if applicable.

“Rights Offering Participants” means all of the Secured Rights Offering Participants and the Unsecured Rights Offering Participants.

“Rights Offering Procedures” means the procedures with respect to the Rights Offerings that are approved by the Bankruptcy Court pursuant to the Confirmation Order, which procedures shall be attached as an Exhibit to the Plan, as may be modified in a manner in accordance with the Restructuring Support Agreement.

“Rights Offering Shares” means all of the Unsecured Rights Offering Shares and the Secured Rights Offering Shares, which shall in all events be an aggregate number equal to 58.22% of the Aggregate Shares.

“Rights Offering Subscription Agent” means the subscription agent appointed by the Company and satisfactory to the Requisite Commitment Parties.

“Rights Offerings” means the Unsecured Rights Offering and the Secured Rights Offering.

“Rotor Blade” means, with respect to any Airframe, each of the rotor blades associated with the related Aircraft, which may from time to time be installed on the relevant Airframe and to which the Company Group Member that owns such Airframe has title, or after removal therefrom, so long as title thereto shall remain vested in the related Company Group Member, or any rotor blade that may be supplied as a substitute in accordance with the relevant Aircraft Lease, together with any and all Rotor Components and Parts.

“Rotor Component” means each of the main rotor gear boxes, tail rotor gear boxes, combining gearboxes, transmissions, servos, main and tail rotor head components and other rotor components installed on an Airframe which may from time to time be installed on the relevant Airframe and to which the Company Group Member that owns such Airframe has title or, after removal therefrom, so long as title thereto shall remain vested in the related Company Group Member, or any rotor components that may be supplied as a substitute in accordance with the relevant Aircraft Lease, together with any and all Parts.

“Sanctions” means any sanctions administered or enforced by the United States government (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union or other applicable jurisdictions.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Available Shares” means the Secured Unsubscribed Shares that any Secured Commitment Party fails to purchase as a result of a Secured Commitment Party Default by such Secured Commitment Party.

“Secured Backstop Commitment” has the meaning set forth in Section 2.2.

“Secured Backstop Commitment Percentage” means, with respect to any Secured Commitment Party, such Secured Commitment Party’s percentage of the Secured Backstop Commitment as set forth opposite such Secured Commitment Party’s name under the column titled “Secured Backstop Commitment Percentage” on Schedule 1B to this Agreement. Any reference to “Secured Backstop Commitment Percentage” in this Agreement means the Secured Backstop Commitment Percentage in effect at the time of the relevant determination.

“Secured Commitment Parties” means all Commitment Parties that are also Secured Noteholders, acting in their capacity as such and including each of their permitted successors and assigns.

“Secured Commitment Party Default” means the failure by any Secured Commitment Party to (a) deliver and pay the aggregate Per Equity Share Purchase Price for such Secured Commitment Party’s Backstop Commitment Percentage of any Secured Unsubscribed Shares by the Escrow Account Funding Date in accordance with Section 2.4(b) or (b) fully exercise all Secured Subscription Rights that are issued to it (or its Affiliated Funds) pursuant to the Secured Rights Offering and duly purchase all Secured Rights Offering Shares issuable to it pursuant to such exercise, in accordance with this Agreement and the Plan.

“Secured Commitment Party Replacement” has the meaning set forth in Section 2.3(b).

“Secured Commitment Party Replacement Period” has the meaning set forth in Section 2.3(b).

“Secured Commitment Premium” has the meaning set forth in Section 3.1.

“Secured Equity Component” means the portion of the Secured Commitment Premium that is payable in the form of Common Shares or Preferred Shares pursuant to Section 3.2.

“Secured Noteholders” means all holders of the Secured Notes.

“Secured Notes” means the 8.75% Senior Secured Notes due 2023 issued by the Company pursuant to that certain Indenture, dated as of March 6, 2018, as amended, among the Company, the Secured Notes Trustee, and the guarantors party thereto.

“Secured Notes Trustee” means U.S. Bank National Association, as trustee to the Secured Notes.

“Secured Replacing Commitment Parties” has the meaning set forth in Section 2.3(b).

“Secured Rights Offering” means the rights offering that is backstopped by the Secured Commitment Parties for the Secured Rights Offering Amount in connection with the Restructuring Transactions substantially on the terms reflected in the Restructuring Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures.

“Secured Rights Offering Amount” means an amount equal to $37,500,000.

“Secured Rights Offering Participants” means those Persons who duly subscribe for Secured Rights Offering Shares in accordance with the Rights Offering Procedures.

“Secured Rights Offering Shares” means the Common Shares and Preferred Shares (including all Secured Unsubscribed Shares purchased by the Secured Commitment Parties pursuant to this Agreement) distributed pursuant to and in accordance with the Rights Offering Procedures in the Secured Rights Offering, which, for the avoidance of doubt, shall be comprised 91.825% of Common Shares and 8.175% of Preferred Shares and which shall be issued, and any rights in connection therewith shall be exercisable, solely as “strips” in the foregoing proportions except to the extent expressly set forth herein.

“Secured Subscription Rights” means the subscription rights to purchase Secured Rights Offering Shares.

“Secured Termination Commitment Premium” has the meaning set forth in Section 3.1.

“Secured Unsubscribed Shares” means the Secured Rights Offering Shares that have not been duly purchased in the Secured Rights Offering by Secured Noteholders that are not Secured Commitment Parties in accordance with the Rights Offering Procedures and the Plan, including, for purposes of calculating the number of Secured Unsubscribed Shares to be purchased pursuant to the Secured Backstop Commitment, any additional Common Shares and Preferred Shares issued and sold to the Secured Commitment Parties on account of such Secured Unsubscribed Shares pursuant to this Agreement to account for the Per Equity Share Purchase Price at which Secured Unsubscribed Shares will be sold.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Contract” has the meaning set forth in Section 6.3.

“Subscription Rights” means all of the Unsecured Subscription Rights and the Secured Subscription Rights.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty (50%) percent of the stock or other Equity Interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group. For the avoidance of doubt, such term shall exclude any tax, penalties or interest thereon that result or have resulted from the non-payment of royalties.

“Termination Commitment Premium” has the meaning set forth in Section 3.1.

“Transaction Agreements” has the meaning set forth in Section 4.2(a).

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in a Subscription Right, a Note Claim, a Rights Offering Share, Common Share or Preferred Share). “Transfer” used as a noun has a correlative meaning.

“Ultimate Purchaser” has the meaning set forth in Section 2.6(b).

“Unfunded Pension Liability” means the excess of a Company Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Company Plan’s assets, determined in accordance with the assumptions used for funding the Company Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unlegended Shares” has the meaning set forth in Section 6.8.

“Unsecured Available Shares” means the Unsecured Unsubscribed Shares that any Unsecured Commitment Party fails to purchase as a result of a Unsecured Commitment Party Default by such Unsecured Commitment Party.

“Unsecured Backstop Commitment” has the meaning set forth in Section 2.2.

“Unsecured Backstop Commitment Percentage” means, with respect to any Unsecured Commitment Party, such Unsecured Commitment Party’s percentage of the Unsecured Backstop Commitment as set forth opposite such Unsecured Commitment Party’s name under the column titled “Unsecured Backstop Commitment Percentage” on Schedule 1A to this Agreement. Any reference to “Unsecured Backstop Commitment Percentage” in this Agreement means the Unsecured Backstop Commitment Percentage in effect at the time of the relevant determination.

“Unsecured Commitment Parties” means all Commitment Parties that are also Unsecured Noteholders, acting in their capacity as such and including each of their permitted successors and assigns.

“Unsecured Commitment Party Default” means the failure by any Unsecured Commitment Party to (a) deliver and pay the aggregate Per Equity Share Purchase Price for such Unsecured Commitment Party’s Backstop Commitment Percentage of any Unsecured Unsubscribed Shares by the Escrow Account Funding Date in accordance with Section 2.4(b) or (b) fully exercise all Unsecured Subscription Rights that are issued to it (or its Affiliated Funds) pursuant to the Unsecured Rights Offering and duly purchase all Unsecured Rights Offering Shares issuable to it pursuant to such exercise, in accordance with this Agreement and the Plan.

“Unsecured Commitment Party Replacement” has the meaning set forth in Section 2.3(a).

“Unsecured Commitment Party Replacement Period” has the meaning set forth in Section 2.3(a).

“Unsecured Commitment Premium” has the meaning set forth in Section 3.1.

“Unsecured Equity Component” means the portion of the Unsecured Commitment Premium that is payable in the form of Common Shares or Preferred Shares pursuant to Section 3.2.

“Unsecured Noteholders” means all holders of the Unsecured Notes.

“Unsecured Notes” means (i) the 6.25% Senior Unsecured Notes due 2022 issued by the Company pursuant to that certain Third Supplemental Indenture, dated as of October 12, 2012, among the Company, the Unsecured Trustee and the guarantors party thereto and/or (ii) the 4.50% Convertible Notes due 2023 issued by the Company pursuant to that certain Sixth Supplemental Indenture, dated as of December 18, 2017, among the Company, the Unsecured Trustee and the guarantors party thereto.

“Unsecured Notes Trustee” means U.S. Bank National Association, as trustee to the Unsecured Notes.

“Unsecured Replacing Commitment Parties” has the meaning set forth in Section 2.3(a).

“Unsecured Rights Offering” means the rights offering that is backstopped by the Unsecured Commitment Parties for the Unsecured Rights Offering Amount in connection with the Restructuring Transactions substantially on the terms reflected in the Restructuring Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures.

“Unsecured Rights Offering Amount” means an amount equal to $347,500,000.

“Unsecured Rights Offering Participants” means those Persons who duly subscribe for Unsecured Rights Offering Shares in accordance with the Rights Offering Procedures.

“Unsecured Rights Offering Shares” means the Common Shares and Preferred Shares (including all Unsecured Unsubscribed Shares purchased by the Unsecured Commitment Parties pursuant to this Agreement) distributed pursuant to and in accordance with the Rights Offering Procedures in the Unsecured Rights Offering, which, for the avoidance of doubt, shall be comprised 91.825% of Common Shares and 8.175% of Preferred Shares and which shall be issued, and any rights in connection therewith shall be exercisable, solely as “strips” in the foregoing proportions except to the extent expressly set forth herein.

“Unsecured Subscription Rights” means the subscription rights to purchase Unsecured Rights Offering Shares.

“Unsecured Termination Commitment Premium” has the meaning set forth in Section 3.1.

“Unsecured Unsubscribed Shares” means the Unsecured Rights Offering Shares that have not been duly purchased in the Unsecured Rights Offering by Unsecured Noteholders that are not Unsecured Commitment Parties in accordance with the Rights Offering Procedures and the Plan, including, for purposes of calculating the number of Unsecured Unsubscribed Shares to be purchased pursuant to the Unsecured Backstop Commitment, any additional Common Shares or Preferred Shares issued and sold to the Unsecured Commitment Parties on account of such Unsecured Unsubscribed Shares pursuant to this Agreement to account for the Per Equity Share Purchase Price at which Unsecured Unsubscribed Shares will be sold.

“Unsubscribed Shares” means all of the Unsecured Unsubscribed Shares and the Secured Unsubscribed Shares.

“willful or intentional breach” has the meaning set forth in Section 9.4(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Section 4203 of ERISA.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(d) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f) the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h) references to “day” or “days” are to calendar days;

(i) references to “the date hereof” means the date of this Agreement;

(j) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules, regulations, procedures or guidance promulgated thereunder in effect from time to time; and

(k) references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1 The Rights Offering; Subscription Rights. On and subject to the terms and conditions hereof, including entry of the BCA Approval Order, the Company, on behalf of the Reorganized Company, shall conduct the Rights Offerings pursuant to and in accordance with the Rights Offering Procedures and the Confirmation Order. If reasonably requested by the Commitment Parties satisfying the definition of the “Required Supporting Unsecured Noteholders” set forth in the Restructuring Support Agreement, from time to time prior to the Rights Offering Expiration Time (and any extensions thereto), the Company shall notify, or cause the Rights Offering Subscription Agent to notify, within forty-eight (48) hours of receipt of such request by the Company, the Unsecured Commitment Parties of the aggregate number of Unsecured Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Unsecured Rights Offering as of the most recent practicable time before such request. If reasonably requested by either the Requisite Commitment Parties or the Commitment Parties satisfying the definition of the “Required Supporting Secured Noteholders” set forth in the Restructuring Support Agreement, from time to time prior to the Rights Offering Expiration Time (and any extensions thereto), the Company shall notify, or cause the Rights Offering Subscription Agent to notify, within forty-eight (48) hours of receipt of such request by the Company, the Commitment Parties of the aggregate number of Secured Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Secured Rights Offering as of the most recent practicable time before such request. The Rights Offerings will be conducted on a pro rata basis in reliance upon one or more exemptions from registration under the Securities Act, which will include the exemption provided in Section 1145 of the Bankruptcy Code to the fullest extent available and, to the extent such exemption is not available (and with respect to the Common Shares, only in the proportion required to preserve the availability of such exemption under Section 1145 of the Bankruptcy Code), the exemption from registration set forth in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder or another available exemption from registration under the Securities Act, and the Disclosure Statement shall include an appropriate statement to such effect. The offer and sale of the Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act, and the Disclosure Statement shall include a statement to such effect.

Section 2.2 The Backstop Commitment. On and subject to the terms and conditions hereof, including entry of the BCA Approval Order, each Unsecured Commitment Party and each Secured Commitment Party agrees, severally and not jointly, to fully exercise (or to cause certain of its and its Affiliated Funds to fully exercise) all Subscription Rights that are issued to it pursuant to the Unsecured Rights Offering and Secured Rights Offering, respectively, and duly and timely purchase all Rights Offering Shares issuable to it pursuant to such exercise, in accordance with the Rights Offering Procedures and the Plan; provided that any Defaulting Commitment Party shall be liable to each non-Defaulting Commitment Party, the Company and the Reorganized Company as a result of any breach of its obligations hereunder; provided, further that, for the avoidance of doubt, to the extent any Commitment Party does not fully exercise (or cause certain of its and its Affiliated Funds to fully exercise) all Subscription Rights that are issued to it pursuant to the Rights Offerings and duly and timely purchase all Rights Offering Shares issuable to it pursuant to such exercise, such Commitment Party shall not be permitted to elect that any Unsubscribed Shares or Available Shares purchased by such Commitment Party be issued as Preferred Shares pursuant to this Section 2.2 and Section 2.3. On and subject to the terms and conditions hereof, including entry of the Confirmation Order, (a) each Unsecured Commitment Party agrees, severally and not jointly, to purchase (or to cause certain of its Affiliated Funds to purchase), and the Reorganized Company shall sell to such Unsecured Commitment Party (or such

Affiliated Funds), on the Closing Date for the applicable aggregate Per Equity Share Purchase Price the number of Unsecured Unsubscribed Shares equal to (x) such Unsecured Commitment Party’s Unsecured Backstop Commitment Percentage multiplied by (y) the aggregate number of Unsecured Unsubscribed Shares (such obligation to purchase, the “Unsecured Backstop Commitment”), rounded among the Unsecured Commitment Parties solely to avoid fractional shares as the Required Supporting Unsecured Noteholders may determine in their sole discretion (provided that in no event shall such rounding reduce the aggregate commitment of such Unsecured Commitment Parties); provided, that, notwithstanding the foregoing, the Unsecured Commitment Parties purchasing such Unsecured Unsubscribed Shares shall be able to elect, in each Unsecured Commitment Party’s sole discretion, that such Unsecured Unsubscribed Shares be issued as either Common Shares or Preferred Shares (or some combination of each) and (b) each Secured Commitment Party agrees, severally and not jointly, to purchase (or to cause certain of its Affiliated Funds to purchase), and the Reorganized Company shall sell to such Secured Commitment Party (or such Affiliated Funds), on the Closing Date for the applicable aggregate Per Equity Share Purchase Price the number of Secured Unsubscribed Shares equal to (x) such Secured Commitment Party’s Secured Backstop Commitment Percentage multiplied by (y) the aggregate number of Secured Unsubscribed Shares (such obligation to purchase, the “Secured Backstop Commitment”), rounded among the Secured Commitment Parties solely to avoid fractional shares as the Required Supporting Secured Noteholders may determine in their sole discretion (provided that in no event shall such rounding reduce the aggregate commitment of such Secured Commitment Parties); provided, that, notwithstanding the foregoing, the Secured Commitment Parties purchasing such Secured Unsubscribed Shares shall be able to elect, in each Secured Commitment Party’s sole discretion, that such Secured Unsubscribed Shares be issued as either Common Shares or Preferred Shares (or some combination of each).

Section 2.3 Commitment Party Default.

(a) Upon the occurrence of an Unsecured Commitment Party Default, the Unsecured Commitment Parties that are, or are Affiliated with, an Initial Unsecured Commitment Party (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Unsecured Commitment Parties of such Unsecured Commitment Party Default, which notice shall be given promptly following the occurrence of such Unsecured Commitment Party Default and to all Unsecured Commitment Parties concurrently (such five (5) Business Day period, the “Unsecured Commitment Party Replacement Period”), to make arrangements for one or more of the Unsecured Commitment Parties that is, or is Affiliated with, an Initial Unsecured Commitment Party (other than any Defaulting Commitment Party) to purchase all or any portion of the Unsecured Available Shares (any such purchase, and any purchase by Secured Commitment Parties pursuant to the last sentence of this paragraph, an “Unsecured Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Unsecured Commitment Parties electing to purchase all or any portion of the Unsecured Available Shares, or, if no such agreement is reached, based upon the relative applicable Unsecured Backstop Commitment Percentages of any such Unsecured Commitment Parties that are, or are Affiliated with, an Initial Unsecured Commitment Party (other than any Defaulting Commitment Party) (such Commitment Parties, and any Secured Commitment Parties that purchase Unsecured Available Shares pursuant to the last sentence of this paragraph, the “Unsecured Replacing Commitment Parties”); provided, that, notwithstanding the foregoing, the Unsecured Commitment Parties purchasing such Unsecured Available Shares shall be able to elect, in each Unsecured Commitment Party’s sole discretion, that such Unsecured Available Shares be issued as either Common Shares or Preferred Shares (or some combination of each). In the event the Unsecured Commitment Parties do not elect to purchase all of the Unsecured Available Shares pursuant to the foregoing provisions of this paragraph, the Company shall give prompt written notice thereof to each of the Secured Commitment Parties that have the right to purchase Secured Available Shares pursuant to Section 2.3(b), and such Secured Commitment Parties shall have the right, but not the obligation, to purchase all or any portion of the remaining Unsecured Available Shares on the same terms and conditions as if they were Secured Available Shares under Section 2.3(b) within five (5) Business Days of receiving notice from the Company.

(b) Upon the occurrence of a Secured Commitment Party Default, the Secured Commitment Parties that are, or are Affiliated with, an Initial Secured Commitment Party (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Secured Commitment Parties of such Secured Commitment Party Default, which notice shall be given promptly following the occurrence of such Secured Commitment Party Default and to all Secured Commitment Parties concurrently (such five (5) Business Day period, the “Secured Commitment Party Replacement Period” and, together with the Unsecured Commitment Party Replacement Period, the “Commitment Party Replacement Period”), to make arrangements for one or more of the Secured Commitment Parties that is, or is Affiliated with, an Initial Secured Commitment Party (other than any Defaulting Commitment Party) to purchase all or any portion of the Secured Available Shares (any such purchase, and any purchase by Unsecured Commitment Parties pursuant to the last sentence of this paragraph, a “Secured Commitment Party Replacement” and, together with the Unsecured Commitment Party Replacement and any purchase of Available Shares pursuant to Section 2.3(a), the “Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Secured Commitment Parties electing to purchase all or any portion of the Secured Available Shares, or, if no such agreement is reached, based upon the relative applicable Secured Backstop Commitment Percentages of any such Secured Commitment Parties that are, or are Affiliated with, an Initial Secured Commitment Party (other than the Defaulting Commitment Party) (such Commitment Parties, and any Unsecured Commitment Parties that purchase Secured Available Shares pursuant to the last sentence of this paragraph, the “Secured Replacing Commitment Parties” and, together with the Unsecured Replacing Commitment Parties and any Commitment Party that purchases Available Shares pursuant to Section 2.3(a), the “Replacing Commitment Parties”); provided, that, notwithstanding the foregoing, the Secured Commitment Parties purchasing such Secured Available Shares shall be able to elect, in each Secured Commitment Party’s sole discretion, that such Secured Available Shares be issued as either Common Shares or Preferred Shares (or some combination of each). In the event the Secured Commitment Parties do not elect to purchase all of the Secured Available Shares pursuant to the foregoing provisions of this paragraph, the Company shall give prompt written notice thereof to each of the Unsecured Commitment Parties that have the right to purchase Unsecured Available Shares pursuant to Section 2.3(a), and such Unsecured Commitment Parties shall have the right, but not the obligation, to purchase all or any portion of the remaining Secured Available Shares on the same terms and conditions as if they were Unsecured Available Shares under Section 2.3(a) within five (5) Business Days of receiving notice from the Company.

(c) In the event the Unsecured Commitment Parties and the Secured Commitment Parties do not elect to purchase all of the Unsecured Available Shares pursuant to Section 2.3(a) and all of the Secured Available Shares pursuant to Section 2.3(b), the Company shall give prompt written notice thereof to each of the Commitment Parties, and each Commitment Party (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of such notice to make arrangements for one or more of the Commitment Parties (other than any Defaulting Commitment Party) to purchase all or any portion of the remaining Available Shares on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Commitment Parties electing to purchase all or any portion of such Available Shares, or, if no such agreement is reached, based upon the relative applicable Backstop Commitment Percentages of any such Commitment Parties. For the avoidance of doubt, nothing in this Section 2.3 shall relieve any Commitment Party of its obligation to fulfill its Backstop Commitment.

(d) In the event that any Available Shares are available for purchase pursuant to Section 2.3(a) and the Commitment Parties do not elect to purchase all such Available Shares pursuant to the provisions thereof, the Company may, in its sole discretion, elect to utilize the Cover Transaction Period to consummate a Cover Transaction. As used herein, “Cover Transaction” means a circumstance in which the Company, in its sole discretion, arranges for the sale of all or any portion of the Available Shares to any other Person, on terms and conditions substantially similar to the Backstop Commitment and the other terms and conditions applicable to the Commitment Parties in their obligation to purchase Available Shares pursuant to this Agreement, during the Cover Transaction Period, and “Cover Transaction Period” means the ten (10) Business Day period following expiration of the five (5) Business Day period specified in Section 2.3(a); provided, that, notwithstanding the foregoing, the Outside Date shall not be extended automatically as a result of the existence of a Cover Transaction Period and, subject to the final sentence of the following Section 2.3(e), the Cover Transaction Period shall expire on or before the Outside Date. For the avoidance of doubt, the Company’s election to pursue a Cover Transaction, whether or not consummated, shall not relieve any Commitment Party of its obligation to fulfill its Backstop Commitment.

(e) Any Available Shares purchased by a Replacing Commitment Party (and any commitment and applicable aggregate Per Equity Share Purchase Price associated therewith) shall be included, among other things, in the determination of (x) the Unsecured Unsubscribed Shares or Secured Unsubscribed Shares of such Unsecured Replacing Commitment Party or Secured Replacing Commitment Party, respectively, for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacing Commitment Party for purposes of Section 2.3(g), Section 2.4(b), Section 3.1 and Section 3.2 and (z) the Backstop Commitment of such Replacing Commitment Party for purposes of the definition of “Requisite Commitment Parties”. If a Commitment Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for (i) the Commitment Party Replacement to be completed within the Commitment Party Replacement Period and/or (ii), if applicable, the Cover Transaction to be completed within the Cover Transaction Period.

(f) If a Commitment Party is a Defaulting Commitment Party, it shall not be entitled to, and shall be deemed to have irrevocably forfeited its rights to, (i) purchase or otherwise receive any of the Available Shares and (ii) receive any of the Backstop Commitment Fee or Termination Commitment Premium hereunder, as applicable. Any portion of the Backstop Commitment Fee or Termination Commitment Premium, as applicable, otherwise payable to any Defaulting Commitment Party except for such Commitment Party Default shall be paid pro rata to any Replacing Commitment Party.

(g) Except as set forth in this Agreement, no Commitment Party shall have any liability for the Backstop Commitment of any other Commitment Party or for any breach or default of any other Commitment Party hereunder. Nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Shares.

(h) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.4 but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with any such Defaulting Commitment Party’s Commitment Party Default.

Section 2.4 Escrow Account Funding.

(a) Funding Notice. No later than the seventh (7th) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall, on behalf of the Company, deliver to each Commitment Party a written notice (the “Funding Notice,” and the date of such delivery, the “Funding Notice Date”) setting forth (i) the number of Unsecured Rights Offering Shares and the number of Secured Rights Offering Shares elected to be purchased by the Rights Offering Participants, and the aggregate Per Equity Share Purchase Price therefor in each case; (ii) the aggregate number of Unsecured Unsubscribed Shares and the aggregate number of Secured Unsubscribed Shares, if any, and the aggregate Per Equity Share Purchase Price therefor in each case; (iii) the aggregate number of Unsecured Rights Offering Shares and/or Secured Rights Offering Shares, as applicable (based upon such Commitment Party’s Unsecured Backstop Commitment Percentage and/or Secured Backstop Commitment Percentage, as applicable) to be issued and sold by the Reorganized Company to such Commitment Party on account of any Unsecured Unsubscribed Shares and/or Secured Unsubscribed Shares, as applicable, and the aggregate Per Equity Share Purchase Price therefor; (iv) if applicable, the number of Unsecured Rights Offering Shares and/or Secured Rights Offering Shares, as applicable, such Commitment Party is subscribed for in the Rights Offerings and for which such Commitment Party had not yet paid to the Rights Offering Subscription Agent the aggregate Per Equity Share Purchase Price therefor; and (v) subject to the last sentence of Section 2.4(b), the escrow account designated in escrow agreements satisfactory to the Requisite Commitment Parties and the Company, each acting reasonably, to which such Commitment Party shall deliver and pay the aggregate Per Equity Share Purchase Price for such Commitment Party’s Unsecured Backstop Commitment Percentage and/or Secured Backstop Commitment Percentage of the Unsecured Unsubscribed Shares and/or Secured Unsubscribed Shares, as applicable, and, if applicable, the aggregate Per Equity Share Purchase Price for the Unsecured Rights Offering Shares and/or Secured Rights Offering Shares such Commitment Party has subscribed for in the Rights Offerings (the “Escrow Account”). The Company shall promptly direct the Rights Offering Subscription Agent to promptly provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request.

(b) Escrow Account Funding. On the date agreed with the Requisite Commitment Parties pursuant to escrow agreements satisfactory to the Requisite Commitment Parties and the Company, each acting reasonably (the “Escrow Account Funding Date”), each Commitment Party shall deliver and pay an amount equal to the sum of (i) the aggregate Per Equity Share Purchase Price for such Commitment Party’s Unsecured Backstop Commitment Percentage and/or Secured Backstop Commitment Percentage of the Unsecured Unsubscribed Shares and/or Secured Unsubscribed Shares, as applicable, plus (ii) the aggregate Per Common Share Equity Rights Offering Price for the Common Shares and Per Preferred Share Equity Rights Offering Price for the Preferred Shares issuable pursuant to such Commitment Party’s exercise of all the Subscription Rights issued to it (or its Affiliated Funds) in the Rights Offerings, by wire transfer of immediately available funds in U.S. dollars into the Escrow Account in satisfaction of such Commitment Party’s Backstop Commitment and its obligation to fully exercise its Subscription Rights; provided, that in no event shall the Escrow Account Funding Date be less than four (4) Business Days after the Funding Notice Date or more than five (5) Business Days prior to the Effective Date. Notwithstanding the foregoing, all payments contemplated to be made by any Commitment Party to the Escrow Account pursuant to this Section 2.4 may instead be made, at the option of such Commitment Party, to a segregated bank account of the Rights Offering Subscription Agent designated by the Rights Offering Subscription Agent in the Funding Notice and shall be delivered and paid to such account on the Escrow Account Funding Date. For the avoidance of doubt, any Commitment Party that fails to fulfill its obligation to fully deliver and pay the aggregate Per Equity Share Purchase Price for such Commitment Party’s Unsecured Backstop Commitment Percentage and/or Secured Backstop Commitment Percentage of any Unsecured Unsubscribed Shares and/or Secured Unsubscribed Shares, as applicable, or fully exercise such Commitment Party’s Subscription Rights and duly purchase all of the Common Shares and Preferred Shares issuable to it pursuant to such exercise on the Escrow Account Funding Date, as applicable, shall be deemed a Defaulting Commitment Party.

Section 2.5 Closing.

(a) Subject to Article VII and Article IX, unless otherwise mutually agreed in writing between the Company and the Requisite Commitment Parties, the closing of the Backstop Commitments (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, at 9:00 a.m., New York City time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b) At the Closing, the funds held in the Escrow Account (and any amounts paid to a Rights Offering Subscription Agent bank account pursuant to the last sentence of Section 2.4(b)) shall, as applicable, be released and utilized in accordance with the Plan.

(c) At the Closing, issuance of the Unsubscribed Shares (including, for the avoidance of doubt, the Available Shares purchased by a Replacing Commitment Party) will be made by the Reorganized Company to each Commitment Party (or to its designee in accordance with Section 2.6(a)) against payment of the aggregate Per Equity Share Purchase Price for the Unsubscribed Shares (including, for the avoidance of doubt, the Available Shares purchased by a

Replacing Commitment Party) purchased by such Commitment Party, in satisfaction of such Commitment Party’s Backstop Commitment. Unless a Commitment Party requests delivery of a physical stock certificate, the entry of any Unsubscribed Shares (including, for the avoidance of doubt, the Available Shares purchased by a Replacing Commitment Party) to be delivered pursuant to this Section 2.5(c) into the account of a Commitment Party pursuant to the Reorganized Company’s book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such Unsubscribed Shares (including, for the avoidance of doubt, the Available Shares purchased by a Replacing Commitment Party) shall be deemed delivery of such Unsubscribed Shares for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Unsubscribed Shares (including, for the avoidance of doubt, the Available Shares purchased by a Replacing Commitment Party) will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company on behalf of the Reorganized Company.

Section 2.6 Designation and Assignment Rights.

(a) Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed Shares that it is obligated to purchase hereunder be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (other than any portfolio company of such Commitment Party or its Affiliates) (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser, (ii) specify the number of Unsubscribed Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations and warranties set forth in Sections 5.6 through 5.9 as if such Related Purchaser was a Commitment Party; provided, that no such designation pursuant to this Section 2.6(a) shall relieve such Commitment Party from its obligations under this Agreement or any other Transaction Agreement.

(b) No Commitment Party shall be entitled to Transfer all or any portion of its Backstop Commitment except as expressly provided in this Section 2.6(b) or Section 2.6(c). Each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to (i) an Affiliated Fund of the transferring Commitment Party, (ii) one or more Commitment Parties or one or more Affiliated Funds of any such Commitment Parties (including any Additional Commitment Party or any Affiliated Fund thereof); provided, that any such transferee Commitment Party (or if an Affiliated Fund, then such Affiliated Fund) shall be party to and fully bound by, and subject to, this Agreement at the time of such Transfer; and provided, further, that such Transfer could not in good faith reasonably be expected (as reasonably determined by the Company in consultation with its outside counsel) to materially delay or jeopardize the consummation of the transactions contemplated by this Agreement, or (iii) one or more special purpose vehicles that are wholly owned by one or more of such Commitment Parties and its Affiliated Funds or any other Commitment Party and its Affiliated Funds, in either case created for the purpose of holding such Backstop Commitment or holding debt or equity of the Debtors, provided, that such Transfer could not in good faith reasonably be expected (as reasonably determined by the Company in consultation with its outside counsel) to materially delay or jeopardize the consummation of the transactions contemplated by this Agreement and provided, further, that such Commitment Party or, in the case of a transfer to a special purpose vehicle wholly owned by another Commitment Party or any of its Affiliated Funds, such other Commitment Party or its Affiliated Funds, as applicable, either (A) shall have provided an adequate equity support letter or a guarantee of such special purpose vehicle’s Backstop Commitment, in form and substance reasonably acceptable to the Company or (B) shall remain or, in the case of a transfer to a special purpose vehicle wholly owned by another Commitment Party or any of its Affiliated Funds, such other Commitment Party or its Affiliated Funds, as applicable, shall become fully obligated to fund such Backstop Commitment; provided, further that such special purpose vehicle shall not be related to or Affiliated with any portfolio company of such Commitment Party or any of its Affiliates or Affiliated Funds (other than solely by virtue of its affiliation with such Commitment Party) and the equity of such special purpose vehicle shall not be directly or indirectly transferable other than to such Persons described in clauses (i) or (iii) of this Section 2.6(b), and in such manner as such Commitment Party’s Backstop Commitment is transferable pursuant to this Section 2.6(b) (each of the Persons referred to in clauses (i), (ii) and (iii), an “Ultimate Purchaser”). In each case of a Commitment Party’s Transfer of all or any portion of its Backstop Commitment pursuant to this Section 2.6(b), (1) the Ultimate Purchaser shall have provided a written agreement to the Company under which it (x) confirms the accuracy of the representations set forth in Article V as applied to such Ultimate Purchaser, (y) agrees to purchase such portion of such Commitment Party’s Backstop Commitment and (z) agrees to be fully bound by, and subject to, this Agreement as a Commitment Party hereto pursuant to a joinder agreement in substantially the form attached as Exhibit B hereto or otherwise in form and substance reasonably acceptable to the Company (a “Joinder Agreement”), and (2) the transferring Commitment Party and the Ultimate Purchaser shall have duly executed and delivered to the Company, Kirkland and DPW (at the addresses set forth in Section 10.1) written notice of such Transfer; provided, however, that no such Transfer shall relieve the transferring Commitment Party from any of its obligations under this Agreement or any other Transaction Agreement, including, for the avoidance of doubt, that the transferring Commitment Party shall remain fully obligated to fund its Backstop Commitment. Other than as set forth in this Section 2.6(b) and Section 2.6(c), no Commitment Party shall be permitted to Transfer all or any portion of its Backstop Commitment without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(c) In addition to Transfers pursuant to Section 2.6(b), each Commitment Party shall have the right to Transfer, directly or indirectly, all or any portion of its Backstop Commitment to any other Person; provided, that such transferee and the transferring Commitment Party shall have duly executed and delivered to the Company written notice of such Transfer in substantially the form attached as Exhibit A hereto, and the Company shall have delivered countersigned copies of such notice to such transferee and the transferring Commitment Party and to Kirkland and DPW (at the addresses set forth in Section 10.1), and (i) with respect any Transfer of a Backstop Commitment to a single transferee, the amount of such Backstop Commitment is no less than (a) 0.2%, as compared to the aggregate Backstop Commitment of all Commitment Parties (the “Aggregate Backstop Commitment Percentage”), or (b) all of the Backstop Commitment of such Commitment Party or the Backstop Commitment of any fund or account on behalf of which such Commitment Party is acting (if such Commitment Party, fund or account holds a Backstop Commitment representing less than 0.2% of the Aggregate Backstop Commitment Percentage of all Commitment Parties) and (ii) with respect to any transferee that is not a Commitment Party, such transferee agrees, (x) pursuant to a Joinder Agreement, to be bound by the obligations of such

Commitment Party under this Agreement and (y) pursuant to an agreement in substantially the form attached as Exhibit C hereto, to be bound by the obligations under the Restructuring Support Agreement with respect to all Notes held by such transferee after giving effect to such Transfer, and provided, further, that such transferee and the transferring Commitment Party shall have provided evidence to the Company (which evidence is reasonably satisfactory to the Company) that such transferee is reasonably capable of fulfilling such obligations, or, alternatively, the proposed transferee shall have deposited with an agent of the Company or into an escrow account under arrangements satisfactory to the Company funds sufficient, in the reasonable determination of the Company, to satisfy such proposed transferee’s Backstop Commitment; and provided, further, that such Transfer could not in good faith reasonably be expected (as reasonably determined by the Company in consultation with its outside counsel) to materially delay or jeopardize the consummation of the transactions contemplated by this Agreement. Upon compliance with this Section 2.6(c), the transferring Commitment Party shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations, and the transferee shall become an Additional Commitment Party and be fully bound as a Commitment Party hereunder for all purposes of this Agreement.

(d) Any Transfer made in violation of this Agreement shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties or any Commitment Party, and shall not create any obligation or liability of any Company Group Member or any other Commitment Party to the purported transferee. Upon the effectiveness of any Transfer of a Backstop Commitment pursuant to this Agreement, the Company shall update Schedule 1A or Schedule 1B, as applicable, to reflect such Transfer, and such updates shall not constitute an amendment to this Agreement or otherwise be subject to any provision of this Agreement that applies to amendments of this Agreement. Each Commitment Party, severally and not jointly, agrees that it will not Transfer, at any time prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, any of its rights and obligations under this Agreement to any Person other than in accordance with this Section 2.6. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party (or any permitted transferee thereof) to Transfer any of the Common Shares or Preferred Shares or any interest therein; provided, that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit or restrict the ability of any Commitment Party to Transfer its Notes at any time to any person; provided, however, that any Transfer of Notes by a Commitment Party shall be in accordance with the terms of the Restructuring Support Agreement.

Section 2.7 Conversion of Common Shares. Notwithstanding anything in this Agreement to the contrary, after giving effect to the transactions contemplated by the Transaction Agreements, (i) if the Secured Commitment Parties, collectively, will be issued a higher proportion of Preferred Shares to Common Shares than the Unsecured Commitment Parties, collectively, then a pro rata proportion of each Unsecured Commitment Party’s Common Shares will be converted to Preferred Shares so that the Unsecured Commitment Parties, collectively, will be issued the same proportion of Preferred Shares to Common Shares as the Secured Commitment Parties, collectively, and (ii) if the Unsecured Commitment Parties, collectively, will be issued a higher proportion of Preferred Shares to Common Shares than the Secured Commitment Parties, collectively, then a pro rata proportion of each Secured Commitment Party’s Common Shares will be converted to Preferred Shares so that the Secured Commitment Parties, collectively, will be issued the same proportion of Preferred Shares to Common Shares as the Unsecured Commitment Parties, collectively; provided, that, for the avoidance of doubt, any such conversion pursuant to this sentence shall be one Preferred Share for each Common Share converted; provided, further, that notwithstanding the foregoing, a Commitment Party may elect, at such Commitment Party’s sole discretion, to decline such conversion and keep such Commitment Party’s Common Shares.

ARTICLE III

BACKSTOP COMMITMENT FEE AND EXPENSE REIMBURSEMENT

Section 3.1 Commitment Fee Payable by the Company. Subject to Section 3.2, in consideration for the Backstop Commitment and the other agreements of the Commitment Parties in this Agreement, the Debtors shall pay or cause to be paid a nonrefundable aggregate premium equal to ten (10%) percent of the aggregate amount of the Rights Offerings, excluding any oversubscription amounts, to the Commitment Parties in the following amounts: (a) an amount in, at the election of the Unsecured Commitment Parties, Common Shares or Preferred Shares equal to ten (10%) percent of the Unsecured Rights Offering Amount, payable in accordance with Section 3.2, to the Unsecured Commitment Parties (including any Unsecured Replacing Commitment Party, but excluding any Defaulting Commitment Party) or their designees based upon their respective Unsecured Backstop Commitment Percentages at the time such payment is made (the “Unsecured Commitment Premium”) and (b) an amount in, at the election of the Secured Commitment Parties, Common Stock or Preferred Stock equal to ten (10%) percent of the Secured Rights Offering Amount, excluding any oversubscription amounts, payable in accordance with Section 3.2, to the Secured Commitment Parties (including any Secured Replacing Commitment Party, but excluding any Defaulting Commitment Party) or their designees based upon their respective Secured Backstop Commitment Percentages at the time such payment is made (the “Secured Commitment Premium” and, together with the Unsecured Commitment Premium, the “Backstop Commitment Fee”); provided, however, notwithstanding the foregoing, if the Backstop Commitment Fee becomes payable pursuant to Section 9.4(b) prior to the Effective Date, (x) the Unsecured Commitment Premium shall be reduced to an amount in cash equal to five (5%) percent of the Unsecured Rights Offering Amount, including any oversubscription amounts (“Unsecured Termination Commitment Premium”), and (y) the Secured Commitment Premium shall be reduced to an amount in cash equal to five (5%) percent of the Secured Rights Offering Amount, including any oversubscription amounts (the “Secured Termination Commitment Premium” and, together with the Unsecured Commitment Premium, the “Termination Commitment Premium”). The provisions for the payment of the Backstop Commitment Fee and Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.

Section 3.2 Payment of Backstop Commitment Fee. The Backstop Commitment Fee shall be fully earned, nonrefundable and non-avoidable upon entry of the BCA Approval Order, and shall be paid by the Debtors, free and clear of any withholding or deduction for any applicable Taxes, on the earlier of the Effective Date or the valid termination of this

Agreement pursuant to Article IX, or, if the Backstop Commitment Fee becomes payable pursuant to Section 9.4(b), within the time specified therein. Except for the Termination Commitment Premium, which shall be paid in cash, the Company (or the Reorganized Company, in the case of an issuance of Common Shares or Preferred Shares pursuant to this Section 3.2) shall satisfy its obligation to pay the Backstop Commitment Fee by delivering to each:

(a) Unsecured Commitment Party (including any Unsecured Replacing Commitment Party, but excluding any Defaulting Commitment Party) or its designee, at or prior to the applicable payment deadline, its ratable share of the following, in each case based on the Unsecured Commitment Parties’ respective Unsecured Backstop Commitment Percentages on the date of such payment, in lieu of any cash payments, by issuing, at the election of each such Unsecured Commitment Party or Unsecured Replacing Commitment Party, the number of additional Common Shares or Preferred Shares (rounding down to the nearest whole share solely to avoid fractional shares) that is required to be issued so that each such Unsecured Commitment Party, Unsecured Replacing Commitment Party or such designee receives an amount of Common Shares or Preferred Shares as is economically equivalent to their respective Unsecured Commitment Premiums based upon their respective Unsecured Backstop Commitment Percentages at the time such payment is made, with the effective price per Common Share being equal to the Per Common Share Equity Rights Offering Price and with the effective price per Preferred Share being equal to the Per Preferred Share Equity Rights Offering Price and the composition of issued shares being at the election of the Unsecured Commitment Party or Unsecured Replacing Commitment Party; and

(b) Secured Commitment Party (including any Secured Replacing Commitment Party, but excluding any Defaulting Commitment Party) or its designee, at or prior to the applicable payment deadline, its ratable share of the following, in each case based on the Secured Commitment Parties’ respective Secured Backstop Commitment Percentages on the date of such payment, in lieu of any cash payments, by issuing, at the election of each such Secured Commitment Party or Secured Replacing Commitment Party, the number of additional Common Shares or Preferred Shares (rounding down to the nearest whole share solely to avoid fractional shares) that is required to be issued so that each such Secured Commitment Party, Secured Replacing Commitment Party or such designee receives such number of Common Shares or Preferred Shares as is economically equivalent to their respective Secured Commitment Premiums based upon their respective Secured Backstop Commitment Percentages at the time such payment is made, with the effective price per Common Share being equal to the Per Common Share Equity Rights Offering Price and with the effective price per Preferred Share being equal to the Per Preferred Share Equity Rights Offering Price and the composition of issued shares being at the election of the Secured Commitment Party or Secured Replacing Commitment Party.

Section 3.3 Expense Reimbursement.

(a) In accordance with and subject to the BCA Approval Order, the Debtors agree to pay, in accordance with Section 3.3(b) below, all reasonably incurred and documented out-of-pocket fees, costs and expenses of all of the attorneys, accountants, other professionals, advisors, and consultants incurred on behalf of the Ad Hoc Groups, whether incurred directly by the relevant Noteholders or on behalf of the Noteholders through the Indenture Trustees, including, for the avoidance of doubt, DPW, Kramer Levin Naftalis & Frankel LLP, Kirkland, Haynes Boone

LLP, any local (including foreign) counsel in any relevant jurisdiction, as appropriate, PJT Partners LP, Ducera Partners LLC and Seabury Corporate Advisors LLC (such payment obligations, the “Expense Reimbursement”). The Expense Reimbursement shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses against each of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code, which, for the avoidance of doubt, shall be pari passu with all other administrative expenses of the Debtors’ estate.

(b) The Expense Reimbursement described in Section 3.3(a) shall be paid in cash in accordance with the Restructuring Support Agreement. The Expense Reimbursement accrued through the date on which the BCA Approval Order is entered shall be paid in accordance with the BCA Approval Order and the DIP Order upon its entry by the Bankruptcy Court and as promptly as reasonably practicable after the date of the entry of the BCA Approval Order. The Expense Reimbursement shall thereafter be payable on a monthly basis by the Debtors in accordance with the BCA Approval Order and the DIP Order. The Commitment Parties shall promptly provide summary copies of all invoices (redacted as necessary to protect privileges) to the Debtors and to the Indenture Trustees. Unless otherwise ordered by the Bankruptcy Court, no recipient of any payment hereunder shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Schedules, (ii) as disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2017 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding any disclosures to the extent such disclosures are primarily cautionary, speculative or forward-looking in nature), or (iii) as disclosed in any first day affidavits filed by the Debtors with respect to the Chapter 11 Cases, the Company, on behalf of itself and each of the other Debtors, hereby represents and warrants to the Commitment Parties as set forth below.

Section 4.1 Organization and Qualification. Other than as a result of the Chapter 11 Cases, each of the Company Group Members (a) is a duly organized and validly existing corporation, company, partnership, exempted company, limited partnership or limited liability company or foreign legal entity, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization, (b) has, subject to the entry of the BCA Approval Order and the Confirmation Order and the terms thereof, all requisite power and authority to own its property and assets and to transact the business in which it is currently engaged and (c) is duly qualified, is authorized and is licensed (as applicable) to do business, and is in good standing, in each jurisdiction where such qualification is required, in each case, except where a failure to be so qualified would not be expected to have a Material Adverse Effect. Each of the Company Group Members and their respective legal entity forms and jurisdictions of incorporation or organization and registration are listed in Section 4.1 of the Company Disclosure Schedules.

Section 4.2 Corporate Power and Authority.

(a) The Company has the requisite corporate power and authority (i) (A) subject to entry of the BCA Approval Order and the Confirmation Order and the terms thereof, to enter into, execute and deliver this Agreement and to perform the BCA Approval Obligations and (B) subject to entry of the BCA Approval Order and the Confirmation Order and the terms thereof, to perform each of its other obligations hereunder and (ii) subject to entry of the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order and the DIP Order and the terms thereof, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver all agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Plan, the Disclosure Statement, the Restructuring Support Agreement, the DIP Credit Agreement, the Exit Facility, and such other agreements and any Plan supplements or documents referred to herein or therein or hereunder or thereunder, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company.

(b) Subject to entry of the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order and the DIP Order and the terms thereof, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to entry of the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order and the DIP Order and the terms thereof, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite action (corporate or otherwise) on behalf of each other Debtor party thereto.

Section 4.3 Execution and Delivery; Enforceability. Subject to entry of the BCA Approval Order and the terms thereof, this Agreement will have been, and subject to the entry of the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order and the DIP Order and the terms thereof, each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto, as applicable. Upon entry of the BCA Approval Order and assuming due and valid execution and delivery hereof by the Commitment Parties, the BCA Approval Obligations will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity. Upon entry of the BCA Approval Order and assuming due and valid execution and delivery of this Agreement and the other Transaction Agreements by the Commitment Parties and, to the extent applicable, any other parties hereof and thereof, each of the obligations of the Company and, to the extent applicable, the other Debtors hereunder and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity.

Section 4.4 Authorized and Issued Equity Interests.

(a) On the Effective Date, (i) the outstanding Equity Interests in the Company will consist solely of the Aggregate Common Shares, Aggregate Preferred Shares, the Common Shares and Preferred Shares issued under the Rights Offerings, the Common Shares and Preferred Shares issued as the Equity Component and the Common Shares and Preferred Shares issued under the MIP pursuant to the Initial RSU Issuance, (ii) no Common Shares or Preferred Shares will be held by the Company in its treasury, and, (iii) except with respect to the Initial Option Issuance and as may otherwise be provided under the MIP, no Common Shares or Preferred Shares will be reserved for issuance upon exercise of options and other rights to purchase or acquire Common Shares and Preferred Shares.

(b) As of the Effective Date, all issued and outstanding Common Shares and Preferred Shares will have been duly authorized and validly issued, and shall be fully paid and non-assessable, free and clear of all Taxes, Liens (other than Transfer restrictions imposed hereunder or under the Reorganized Company Organizational Documents or by applicable Law) and will not be subject to any preemptive rights, subscription rights or similar rights (other than rights set forth in the Reorganized Company Organizational Documents or the Registration Rights Agreement).

(c) Except as set forth in this Section 4.4, as of the Effective Date, no shares or other Equity Interests or voting interests in the Company will have been issued, reserved for issuance or be outstanding.

(d) Except as set forth in this Agreement, as of the Closing Date, none of the Company Group Members will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates any of the Company Group Members to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any units or shares of capital stock of, or other Equity Interests or voting interests in, any of the Company Group Members or any security convertible or exercisable for or exchangeable into any units or shares of capital stock of, or other Equity Interests or voting interests in, any of the Company Group Members, (ii) obligates any of the Company Group Members to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any units or shares of capital stock of, or other Equity Interests in, any of the Company Group Members or (iv) relates to the voting of any units or other Equity Interests in any of the Company Group Members.

Section 4.5 No Conflict. Assuming the consents described in clauses (a) through (g) of Section 4.6 are obtained, the execution and delivery by the Company and, if applicable, any other Debtor, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, any other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a)

conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Material Contract or Specified Contract to which any Company Group Member will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of any Company Group Member will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of any of the Company Group Members’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Company Group Member’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), or (c) result in any violation of any Law or Order applicable to any Company Group Member or any of their properties, except in each of the cases described in clause (a) or (c) for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6 Consents and Approvals. Assuming the accuracy of the Commitment Parties’ representations and warranties in Article V, no consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over any of the Company Group Members or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, the other Debtors, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, the other Debtors, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the BCA Approval Order authorizing the Company to assume this Agreement and perform the BCA Approval Obligations, (b) entry of the Plan Solicitation Order, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time-to-time, (d) the entry of the Confirmation Order, (e) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (f) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the purchase of the Unsubscribed Shares by the Commitment Parties, the issuance of the Subscription Rights, the issuance of the Rights Offering Shares pursuant to the exercise of the Subscription Rights, the issuance of Common Shares or Preferred Shares as payment of the Backstop Commitment Fee, and (g) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Company SEC Documents and Disclosure Statement. Since December 31, 2017, the Company has filed all required Company SEC Documents with the SEC. No Company SEC Document that has been filed prior to the date this representation has been made, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date this representation is made, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will contain “adequate information,” as such term in defined in section 1125 of the Bankruptcy Code, and will otherwise comply in all material respects with section 1125 of the Bankruptcy Code.

Section 4.8 Absence of Certain Changes. Since December 31, 2018 to the date of this Agreement, no Event has occurred or, to the Knowledge of the Company Group Members, exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 4.9 No Violation; Compliance with Laws. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, (i) the Company is not in violation of its charter or bylaws, and (ii) no other Company Group Member is in violation of its respective charter or bylaws, certificate of formation or limited liability company operating agreement, partnership agreement or similar organizational document in any material respect. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, to the Knowledge of the Company Group Members, none of the Company Group Members is or has been at any time since January 1, 2017 in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company Group Members, threatened to which any of the Company Group Members is a party or, to the Knowledge of the Company Group Members, to which any property of any of the Company Group Members is the subject, in each case (a) that, as of the date hereof, seeks to challenge the validity or enforceability of this Agreement, the Plan or the other Transaction Agreements or (b) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are (a) no labor disputes against any Company Group Member, or, to the Knowledge of the Company Group Members, threatened against or affecting any Company Group Member, and (b) no claims of unfair labor practices, charges or grievances pending against any Company Group Member, or to the Knowledge of the Company Group Members, threatened against any of them before any Governmental Entity.

Section 4.12 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Company Group Members owns, or possesses the right to use, all of the Intellectual Property Rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) none of the Company Group Members nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such Person, is interfering with, infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any Person, and (c) to the Knowledge of the Company Group

Members, no claim has been asserted or threatened and is pending by any Person challenging or questioning any Company Group Member’s use of any such Intellectual Property Right or the validity or effectiveness of any such Intellectual Property Right, nor to the Knowledge of the Company Group Members is there any valid basis for any such claim. To the Knowledge of the Company Group Members, none of the Company Group Members interferes with, infringes upon, misappropriates or otherwise violates any Intellectual Property Right of any Person in any material respect.

Section 4.13 Title to Real and Personal Property.

(a) Owned Real Property. Each of the Company Group Members has good and defensible title to its respective owned Real Properties, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted, and except where the failure (or failures) to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company Group Members, all such Real Properties are free and clear of Liens, except for Permitted Liens, and except for such Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Leased Real Property. Each of the Company Group Members is in compliance with all obligations under all leases pertaining to Real Property to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company Group Members enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Personal Property. Each of the Company Group Members owns or possesses the right to use all personal property and assets material to the conduct of their businesses, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted, and except where the failure (or failures) to have such ownership or right to use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 No Undisclosed Relationships. To the actual knowledge of the individuals listed on Schedule 2 hereof, other than Contracts or other direct or indirect relationships between or among any of the Company Group Members, there are no Contracts or other direct or indirect relationships existing as of the date hereof between or among any of the Company Group Members, on the one hand, and any director, officer or greater than five (5%) percent stockholder of any of the Company Group Members, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC (“Related Party Transactions”) and that is not so described, except for the transactions contemplated by this Agreement. Any Contract existing as of the date hereof between or among any of the Company Group Members, on the one hand, and any director, officer or greater than five (5%) percent stockholder of any of the Company Group Members, on the other hand, that is required by the Exchange Act to have been described in the Company’s filings with the SEC prior to the date hereof is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the year ended March 31, 2018 (as amended on Form 10-K/A). The Company has listed in Section 4.14 of the Company Disclosure Schedules all Related Party Transactions identified prior to the signing of this Agreement as part of the Company’s ongoing review process in connection with the preparation of its Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

Section 4.15 Licenses and Permits. The Company Group Members possess all licenses, certificates, permits and other authorizations issued by, have made all declarations and filings with and have maintained all financial assurances required by, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and assets (including, without limitation, all Owned Aircraft and leased Aircraft) and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company Group Members (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Owned Aircraft or leased Aircraft or other material asset of any Company Group Member is, or will within six (6) months of the date hereof, be or become subject to material customs duties or charges, whether as a result of remaining in, or departing from, the jurisdiction in which such asset is located as of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, for the purposes of determining whether any conditions have been satisfied pursuant to Section 7.1(l), the representations and warranties contained in this Section 4.15 shall not be deemed to be incorrect or breached if the Company takes any action, or causes action to be taken, in respect of the activities described in this Section 4.15 and the consent of the Requisite Commitment Parties has been obtained in writing prior to the Company taking such action.

Section 4.16 Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, claim, demand, request for information, Order, complaint, or penalty has been received by any of the Company Group Members, and there are no Legal Proceedings pending or, to the Knowledge of the Company Group Members, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any of the Company Group Members, (b) each Company Group Member has received (including timely application for renewal of the same), and maintained in full force and effect, all environmental permits, licenses and other approvals, and has maintained all financial assurances, in each case to the extent necessary for its operations to comply with all applicable Environmental Laws and is, and since January 1, 2017, has been, in compliance with the terms of such permits, licenses and other approvals and with all applicable Environmental Laws, (c) no Hazardous Material is or, to the Knowledge of the Company Group Members, was located at, on or under any property currently or formerly owned, operated or leased by any of the Company Group Members that would reasonably be expected to give rise to any cost, liability or obligation of any of the Company Group Members under any Environmental Laws, (d) no Hazardous Material has been Released, generated, owned, treated, stored or handled by any of the Company Group Members, and no Hazardous Material has been transported to or Released at any location, or exposed to any Person, in a manner that would has given or would give rise to any cost, liability or obligation of any of the Company Group Members under any Environmental Laws, and (e) there are no agreements in which any of the Company Group Members has expressly assumed responsibility for any known obligation of any other Person arising under or relating to Environmental Laws, which has not been made available to the Commitment Parties prior to the date hereof.

Section 4.17 Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company Group Members has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company Group Members has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Company Group Members (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or with respect to the Company Group Members only, except to the extent the non-payment thereof is permitted by the Bankruptcy Code), which Taxes, if not paid or adequately provided for, would reasonably be expected to be material to the Company Group Members taken as a whole; and

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, with respect to the Company Group Members, other than in connection with the Chapter 11 Cases and other than Taxes or assessments that are being contested in good faith and are not expected to result in significant negative adjustments that would be material to the Company Group Members taken as a whole, (i) no claims have been asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Governmental Entity.

Section 4.18 Employee Benefit Plans.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Company Plan and each Multiemployer Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past six years (or is reasonably likely to occur); (iii) no Company Plan has any Unfunded Pension Liability with respect to any Company Plans; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of the Company Group Members has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject any of the Company Group Members to Tax; (vi) no employee welfare plan (as defined in Section 3(1) of ERISA) maintained or contributed to by any of the Company Group Members provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA); and (vii) none of the Company Group Members or any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability.

(b) Except as set forth in Section 4.18 of the Company Disclosure Schedules, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Company or any of the other Company Group Members that is not subject to United States Law (a “Foreign Benefit Plan”), each Foreign Benefit Plan is in compliance in all material respects with the provisions of the applicable law or terms of the applicable Foreign Government Scheme or Arrangement and no Event has occurred or is reasonably expected to occur with respect to such Foreign Government Scheme or Arrangement that would reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending, or to the Knowledge of the Company Group Members, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Company Plan or any Person as fiduciary or sponsor of any Company Plan, in each case other than claims for benefits in the normal course.

(d) Within the last six years, no Company Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect nor has any Company Plan with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all compensation and benefit arrangements of the Company Group Members comply and have complied in both form and operation with their terms and all applicable Laws and legal requirements.

(f) None of the Company Group Members has any obligation to provide any individual with a “gross up” or similar payment, or otherwise indemnify any such individual, in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will, directly or indirectly, result in (i) any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any current or former employee, officer, director or independent contractor, (ii) the acceleration of the time of payment, funding or vesting of, or an increase in the amount of, any compensation, benefits or other rights under any Company Plan or otherwise, or (iii) an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Plan or other compensation or benefit arrangement.

(h) All liabilities (including all employer contributions and payments required to have been made by any of the Company Group Members) under or with respect to any compensation or benefit arrangement of any of the Company Group Members have been properly accounted for in the Company’s financial statements in accordance with GAAP.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company Group Members has complied and is currently in compliance with all Laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of each of the Company Group Members are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or Law); and (iii) the Company Group Members have not and are not engaged in any unfair labor practice.

Section 4.19 Internal Control Over Financial Reporting. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to the Knowledge of the Company Group Members, there are no weaknesses in the Company’s internal control over financial reporting as of the date hereof.

Section 4.20 Disclosure Controls and Procedures. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

Section 4.21 Material Contracts. Other than as a result of the Chapter 11 Cases, all Material Contracts and Specified Contracts are valid, binding and enforceable by and against the Company Group Member party thereto and, to the Knowledge of the Company Group Members, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Effect), and, as of the date hereof, no written notice to terminate, in whole or part, any Material Contract and any Specified Contract has been delivered to any of the Company Group Members (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing or pendency of the Chapter 11 Cases, none of the Company Group Members nor, to the Knowledge of the Company Group Members, any other party to any Material Contract or any Specified Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.22 No Unlawful Payments. Since January 1, 2017, none of the Company Group Members nor, to the Knowledge of the Company Group Members, any of their respective directors, officers or employees has in any material respect: (a) used any funds of any of the Company Group Members for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption Laws.

Section 4.23 Compliance with Money Laundering Laws and Ex-Im Laws. To the Knowledge of the Company Group Members, the operations of the Company Group Members are and, since January 1, 2017 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended and applicable money laundering Laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Company Group Members with respect to Money Laundering Laws is pending or, to the Knowledge of the Company Group Members, threatened. To the Knowledge of the Company Group Members, the operations of the Company Group Members are and, since January 1, 2017 have been at all times, conducted in compliance in all material respects with applicable Ex-Im Laws of all applicable jurisdictions and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Company Group Members with respect to Ex-Im Laws is pending or, to the Knowledge of the Company Group Members, threatened.

Section 4.24 Compliance with Sanctions Laws. None of the Company Group Members nor, to the Knowledge of the Company Group Members, any of their respective directors, officers, employees, agents, controlled Affiliates or other Persons acting on their behalf with express authority to so act is an individual or entity that is, or is owned or controlled by, persons that are currently subject to any Sanctions or is located, organized or residing in any Designated Jurisdiction. None of the Company Group Members nor, to the Knowledge of the Company Group Members, any of its or their respective current or former directors, officers, employees, agents, controlled Affiliates or other Persons acting on its behalf with express authority to so act, has engaged at any time within the previous five years, or is engaged, in any transaction(s) or activities which would result in a violation of Sanctions. The Company will not knowingly directly or indirectly use the proceeds of the Rights Offerings, or lend, contribute or otherwise make available such proceeds to any other Company Group Member, controlled Affiliate, joint venture partner or other Person, (i) for the purpose of financing the activities of any Person that is the subject or target of Sanctions or located, organized or residing in any Designated Jurisdiction or (ii) in any other manner that would result in a material violation of Sanctions by the Company.

Section 4.25 No Broker’s Fees. None of the Company Group Members is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings, the sale of the Unsubscribed Shares or the payment of the Backstop Commitment Fee or the Termination Commitment Premium.

Section 4.26 Investment Company Act. None of the Company Group Members is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and this conclusion is based on one or more bases or exclusions other than Sections 3(c)(1) and 3(c)(7) of the Investment Company Act, including that none of the Company Group Members comes within the basic definition of ‘investment company’ under section 3(a)(1) of the Investment Company Act.

Section 4.27 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company Group Members have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses; (ii) all premiums due and payable in respect of insurance policies maintained by the Company Group Members have been paid; (iii) the Company reasonably believes that the insurance maintained by or on behalf of the Company Group Members is adequate in all respects; and (iv) as of the date hereof, to the Knowledge of the Company Group Members, none of the Company Group Members has received notice from any insurer or agent of such insurer with respect to any insurance policies of the Company Group Members of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 4.28 Aircraft Owned and Related Leases; Expected Purchases.

(a) Section 4.28(a) of the Company Disclosure Schedules lists:

(i) each Aircraft (each, by its model number and manufacturer, related serial number and registration mark, and country in which it is located), as of the date hereof legally and/or beneficially owned by a Company Group Members free and clear of all Liens (except Permitted Liens and Permitted Collateral Liens (as defined in the DIP Credit Agreement)) and, as of the date hereof, the country and storage location in which each Aircraft is registered (each such Aircraft, an “Owned Aircraft”); and

(ii) each Aircraft that is subject to a lease from an unaffiliated third party lessor to a Company Group Members that has not been rejected prior to the date hereof in the Debtors’ Chapter 11 Cases (an “Aircraft Lease”), a description of such Aircraft Lease comprised of the following details: (A) the model number, (B) the related serial number, (C) the current registration mark, (D) the unaffiliated third party lessor and (E) the scheduled expiration date of the Aircraft Lease; and

(b) The foregoing information relating to each Aircraft Lease is true and correct in all material respects. Except as set forth in Section 4.28(b) of the Company Disclosure Schedules, each Aircraft subject to an Aircraft Lease is (i) in good operating condition, (ii) current on all calendar, cycle and hourly inspections, (ii) in compliance in all material respects with all airworthiness directives published by the FAA or applicable Aviation Authority, any service bulletins mandated by the FAA or applicable Aviation Authority and all mandatory service bulletins issued, supplied or made available by or through the manufacturer, (iii) current with respect to any component retirements and all scheduled Airframe and Engine maintenance task requirements have been completed or are in the process of being completed (including, for avoidance of doubt, Aircraft currently in heavy maintenance), (iv) is currently covered under insurance policies maintained by the Company Group Members, (v) has not suffered a casualty or total loss or any damage in excess of ten (10%) percent of its value that has not been remediated. Except for Aircraft registered pursuant to the next sentence or not required to be registered on the FAA aircraft registry, each Aircraft subject to an Aircraft Lease is properly registered on the FAA aircraft registry and has a validly issued FAA standard, unrestricted certificate of airworthiness that is in full force and effect. Each Aircraft subject to an Aircraft Lease that operates outside the United States is properly registered with, and is otherwise permitted to operate under a standard, unrestricted certificate of airworthiness in the applicable jurisdiction by, the Aviation Authority having jurisdiction over that Aircraft.

(c) Section 4.28(c) of the Company Disclosure Schedules sets forth, as of the date hereof, a list of all outstanding purchase orders made by the Company Group Members to purchase Aircraft, including the expected month of delivery, progress payments previously made, and the purchase price therefor.

(d) Section 4.28(d) of the Company Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all Contracts (other than (x) existing Aircraft Leases, (y) Contracts that may be terminated by the Company or its Subsidiaries without penalty or material liability and (z) Contracts rejected in connection with the Chapter 11 Cases as of the date of this Agreement) pursuant to which the Company or any of its Subsidiaries has an obligation to purchase or lease aircraft, including the manufacturer and model of all aircraft subject to such Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft subject to such Contract. The Company has delivered or made available to the Commitment Parties true and complete copies (except as may have been redacted for pricing and other commercially sensitive information and subject to applicable confidentiality restrictions) of all Contracts listed in Section 4.28(d) of the Company Disclosure Schedules, including all material amendments, modifications and side letters thereto.

Section 4.29 Arm’s Length. The Debtors acknowledge and agree that (i) each of the Commitment Parties is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offerings) and not as a financial advisor or a fiduciary to, or an agent of, the Debtors and (ii) no Commitment Party is advising the Debtors as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party, severally and not jointly, represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Organization. Such Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Organizational Power and Authority. Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3 Execution and Delivery. This Agreement and each other Transaction Agreement to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) upon entry of the BCA Approval Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is party or is bound or to which any of the property or assets or such Commitment Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Commitment Party and (c) will not result in any material violation of any Law or Order applicable to such Commitment Party or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 5.5 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Commitment Party of its Backstop Commitment Percentage of the Unsubscribed Shares and its portion of the Rights Offering Shares) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Commitment Party is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 5.6 No Registration. Such Commitment Party understands that (a) the Unsubscribed Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the foregoing shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.7 Purchasing Intent. Such Commitment Party is acquiring the Unsubscribed Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.8 Sophistication; Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares. Such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of any of the Company Group Members.

Section 5.9 No Broker’s Fees. Such Commitment Party is not a party to any Contract with any Person (other than the Transaction Agreements and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings or the sale of the Unsubscribed Shares.

Section 5.10 Sufficient Funds. Such Commitment Party has sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully exercise all Subscription Rights that are issued to it (or such Affiliated Funds) pursuant to the Rights Offerings and timely fund such Commitment Party’s Backstop Commitment at Closing.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Orders Generally. The Company and the Reorganized Company shall support and use commercially reasonable efforts, consistent with the Restructuring Support Agreement (including the milestones set forth in Section 6.02(f) of the Restructuring Support Agreement) and the Plan, to (a) obtain the entry of the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order and the DIP Order, and (b) cause the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order and the DIP Order to become Final Orders (and request that such Orders become effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020(e) and 6004(h) of the Bankruptcy Rules, as applicable), in each case, as soon as reasonably practicable, consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement, following the filing of the respective motion seeking entry of such Orders. The Company shall provide to each of the Commitment Parties and its counsel copies of any proposed motions seeking entry of the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order and the DIP Order (together with the proposed BCA Approval Order, the proposed Plan Solicitation Order, the proposed Confirmation Order, and the proposed DIP Order), and a reasonable opportunity to review and comment on such motions and such Orders prior to such motions and such Orders being filed with the Bankruptcy Court (and in no event less than forty-eight (48) hours prior to such filing), and such Orders must be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company. Any amendments, modifications, changes, or supplements to the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order and the DIP Order, and any of the motions seeking entry of such Orders, shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

Section 6.2 Confirmation Order; Plan and Disclosure Statement. The Debtors shall use their commercially reasonable efforts consistent with the Restructuring Support Agreement (including the milestones set forth in Section 6(f) of the Restructuring Support Agreement) to obtain entry of the Confirmation Order. The Company shall provide to each of the Commitment Parties and its counsel a copy of the proposed Plan and the Disclosure Statement and any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement, and a reasonable opportunity to review and comment on such documents (and in no event less than forty-eight (48) hours prior to filing the Plan and/or the Disclosure Statement, as applicable, with the Bankruptcy Court), and each such amendment, modification, supplement or change to the Plan or the Disclosure Statement must be in form and substance reasonably satisfactory to each of the Requisite Commitment Parties and the Company. The Company shall provide to each of the Commitment Parties and its counsel a copy of the proposed Confirmation Order (together with copies of any briefs, pleadings and motions related thereto), and a reasonable opportunity to review and comment on such Order, briefs, pleadings and motions prior to such Order, briefs, pleadings and motions being filed with the Bankruptcy Court (and in no event less than forty-eight (48) hours prior to a filing of such Order, briefs, pleadings or motions with the Bankruptcy Court), and such Order, briefs, pleadings and motions must be in form and substance reasonably satisfactory to each of the Requisite Commitment Parties and the Company. The Confirmation Order entered by the Bankruptcy Court shall be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Debtors and any amendments, modifications, changes or supplements to the Confirmation Order, and any of the pleadings seeking entry of such Order, shall be in the form and substance reasonably acceptable to the Requisite Commitment Parties and the Debtors.

Section 6.3 Conduct of Business. Except as expressly set forth in this Agreement, the Restructuring Support Agreement, the Plan or with the prior written consent of Requisite Commitment Parties (requests for which, including related information, shall be directed to the counsel and financial advisors to the Ad Hoc Groups), during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), (a) the Company shall, and shall cause each of the other Company Group Members to, use its commercially reasonable efforts to carry on its business in the ordinary course and to: (i) preserve intact its business in all material respects, (ii) preserve its material relationships with customers, lessors, lessees, suppliers, licensors, licensees, operators and others having material business dealings with any of the Company Group Members in connection with their business, and (iii) maintain books, accounts and records, (iv) comply with applicable Law in all material respects, (v) maintain the guarantee of the UK SAR contract (as defined in the Restructuring Support Agreement) unaffected and unimpaired or reinstated under the Plan, (vi) maintain the guarantees of the Lombard (BULL) Financing Facility (as defined in the Restructuring Support Agreement) and the Lombard (BALL) Financing Facility (as defined in the Restructuring Support Agreement) unaffected and unimpaired or reinstated under the Plan, (vii) maintain unimpaired and reinstate the Lombard (BULL) Financing Facility (as defined in the Restructuring Support Agreement) in accordance with Section 1124 of the Bankruptcy Code, (viii) generally maintain the guarantees of the revenue-generating customer Contracts (to be identified in the Plan Supplement) unaffected and unimpaired or reinstated under the Plan, in each case subject to the reasonable consent of the Required Supporting Secured Noteholders, the Required Supporting Unsecured Noteholders, and the Requisite Commitment Parties, (ix) maintain unaffected and assume existing employee benefit, insurance, retirement plans, and other programs of existing employees, subject to the consent of the Required Supporting Secured Noteholders, the Required Supporting Unsecured Noteholders, and the Requisite Commitment Parties, and (x) maintain unimpaired and reinstate pursuant to section 1124 of the Bankruptcy Code or cancel the Intercompany Interests (as defined in the Plan) and Intercompany Claims (as defined in the Plan) at the option of the Required Supporting Secured Noteholders, the Required Supporting Unsecured Noteholders, and the Requisite Commitment Parties and (b) each of the Company Group Members shall not enter into any transaction that is material to the Company Group Members’ business other than (A) transactions in the ordinary course of business that are consistent with prior business practices of the Company Group Members, (B) other transactions after prior notice to the Commitment Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Commitment Party and (C) transactions expressly contemplated by the Transaction Agreements.

For the avoidance of doubt and without limiting the generality of the foregoing, the following shall be deemed to occur outside of the ordinary course of business of the Company Group Members and shall require the prior written consent of the Requisite Commitment Parties (provided that any action described in paragraph 2 below with respect to any Specified Contract shall only require the prior written consent of the Designated Commitment Parties) unless the same would otherwise be permissible under the Restructuring Support Agreement, the Plan or this Agreement (including the preceding clause (B) or (C)):

1.	amendments of the Company’s certificate of incorporation and bylaws;

2.

(w) entry by any Company Group Member into any (i) Material Contract, (ii) Contract with a counterparty pursuant to which the Company reasonably expects to receive or be owed in excess of $10,000,000 in consideration on an annual basis and pursuant to which the counterparty has the unilateral right to increase or decrease the number of Aircraft committed under the Contract or (iii) Contract pursuant to which the Company reasonably expects that the Company Group Members will be required to expend or otherwise be obligated to pay in excess of $10,000,000 on an annual basis (each of the Contracts described in (ii) and (iii) of this paragraph 2, a “Specified Contract”), (x) any amendment, modification, supplement, restatement or other material adverse change to, any Material Contract or Specified Contract, (y) termination or waiver by any Company Group Member of any Material Contract or Specified Contract, or (z) any assumption by any Company Group Member of any Material Contract or Specified Contract in connection with the Chapter 11 Cases (other than any Material Contracts or Specified Contracts that are otherwise addressed by clause (4) below);

3.

any acquisition of, merger with or other business combination with another business not permitted under the DIP Credit Agreement as in effect on the date hereof, in each case without giving effect to any amendments or waivers thereto and regardless of whether or not such DIP Credit Agreement remains in effect;

4.

the disposal of any material asset, or any intercompany transfer, not permitted under the DIP Credit Agreement as in effect on the date hereof, in each case without giving effect to any amendments or waivers thereto and regardless of whether or not such DIP Credit Agreement remains in effect;

5.	any material increase to the compensation or benefits offered to any existing employee;

6.

any (x) termination by any of the Company Group Members without cause or (y) reduction in title or responsibilities, in each case, of the individuals who are as of the date of this Agreement the Chief Executive Officer or the Chief Financial Officer of the Company; or

7.	the adoption or amendment of any management or employee incentive or equity plan by any of the Company Group Members except for the MIP and KEIP.

Following a request for consent of the Requisite Commitment Parties (or Designated Commitment Parties, as applicable) under this Section 6.3 by or on behalf of the Company Group Members, if the consent of the Requisite Commitment Parties (or Designated Commitment Parties, as applicable) is not obtained or declined within three (3) Business Days following the date such request is made in writing and delivered to each of the Ad Hoc Groups (which notice will be deemed delivered if given in writing to Kirkland and DPW (or to Kirkland on behalf of the Designated Commitment Parties, as applicable)), such consent shall be deemed to have been granted by the Requisite Commitment Parties (or Designated Commitment Parties, as applicable). In addition to the consent rights described above, the Company shall consult in good faith with the Designated Commitment Parties before the entry by any Company Group Member into any Contract with a counterparty pursuant to which the Company reasonably expects to either (a) receive or be owed greater than $5,000,000 but less than $10,000,000 on an annual basis, or (b) be required to expend or otherwise be obligated to pay greater than $5,000,000 but less than $10,000,000 in consideration on an annual basis; provided, however, that the Designated Commitment Parties shall be obligated to provide any such input within three (3) Business Days following the date that notice of such agreement is made in writing and delivered to Kirkland on behalf of the Designated Commitment Parties. Except as otherwise provided in this Agreement, nothing in this Agreement shall give any Commitment Parties, directly or indirectly, any right to control or direct the operations of the Company Group Members. Prior to the Closing Date, the Company Group Members shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Company Group Members. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall restrict the Company’s ability to take any actions that are reasonably necessary (in the Company’s reasonable discretion) to address any emergency that threatens health, safety or the environment; provided, that the Company shall use commercially reasonable efforts to provide prompt notice to the Commitment Parties of any such emergency, which notice may be given telephonically to Kirkland and DPW, and which shall include a summary description of the nature of any such emergency and the response.

Section 6.4 Access to Information; Confidentiality.

(a) Subject to applicable Law and Section 6.4(b), upon reasonable notice during the Pre-Closing Period, the Company Group Members shall afford the Commitment Parties and their Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the business or operations of the Company Group Members or any of their subsidiaries, to the Company Group Members’ employees, properties, books, assets, Contracts and records and, during the Pre-Closing Period, the Company Group Members shall furnish promptly to such parties all reasonable information concerning the Company Group Members’ business, properties and personnel as may reasonably be requested by any such party; provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause any of the Company Group Members or any of their subsidiaries to violate any of their respective obligations with respect to confidentiality to a third-party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third-party to such inspection or disclosure, (ii) to disclose any legally privileged information of any of the Company Group Members or any of their subsidiaries or (iii) to violate any applicable Laws or Orders. All requests for information and access made in accordance with this Section 6.4 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

(b) From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, each Commitment Party shall, and shall cause its Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Commitment Party or its Representatives pursuant to Section 6.4(a), Section 6.5 or in connection with a request for approval pursuant to Section 6.3 (except that provision or disclosure may be made to any Affiliate or Representative of such Commitment Party who needs to know such information for purposes of this Agreement or the other Transaction Agreements and who agrees to observe the terms of this Section 6.4(b) (and such Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 6.4(b), (B) becomes available to a Commitment Party or its Representatives on a non-confidential basis from a source other than any of the Company Group Members or any of their respective Representatives, (C) becomes available to a Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases or other such process, or (D) such Commitment Party or any Representative thereof is required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules; provided, that, such Commitment Party or such Representative shall provide the Company with prompt written notice of such legal compulsion and cooperate with the Company to obtain a protective Order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the Company’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents. The provisions of this Section 6.4(b) shall not apply to any Initial Commitment Party that is or becomes a party to a confidentiality or non-disclosure agreement with the Company Group Members, for so long as such agreement remains in full force and effect (including any amendments thereto).

Section 6.5 Financial Information. During the Pre-Closing Period, the Company shall deliver to the counsel and financial advisors to each Ad Hoc Group, and to each Commitment Party that so requests, all statements and reports the Company is required to deliver to the DIP Agent pursuant to Section 5.1 of the DIP Credit Agreement (as in effect on the date hereof) (the “Financial Reports”). Neither any waiver by the parties to the DIP Credit Agreement of their right to receive the Financial Reports nor any amendment or termination of the DIP Credit Agreement shall affect the Company’s obligation to deliver the Financial Reports to the Commitment Parties in accordance with the terms of this Agreement.

Section 6.6 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of the Company or any Commitment Party in this Agreement or the Restructuring Support Agreement, subject to the proviso set forth in Section 6.11(a), each Party shall use (and the Company shall cause the other Company Group Members to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third-party or Governmental Entity;

(ii) defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan, the Registration Rights Agreement or any other Transaction Agreement, (B) the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order or the DIP Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the Reorganized Company Organizational Documents, Transaction Agreements, the Registration Rights Agreement and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b) Subject to Laws or applicable rules relating to the exchange of information, and in accordance with the Restructuring Support Agreement, the Commitment Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Commitment Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Commitment Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act as reasonably and as promptly as practicable.

(c) Without limitation to Sections 6.1 or 6.2, to the extent exigencies permit, the Company shall provide or cause to be provided to the Commitment Parties a draft of all motions, applications, pleadings, schedules, Orders, reports or other material papers (including all material memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in the Chapter 11 Cases relating to or affecting the Transaction Agreements or the Registration Rights Agreement in accordance with the Restructuring Support Agreement and in no event less than forty-eight (48) hours before such motions, applications, pleadings, schedules, Orders, reports or other material papers are filed with the Bankruptcy Court. The Company shall consult in good faith with the Requisite Commitment Parties regarding the form and substance of all such motions, applications, pleadings, schedules, Orders, reports and other material papers.

(d) Nothing contained in this Section 6.6(d) shall limit the ability of any Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the Restructuring Support Agreement.

Section 6.7 Blue Sky. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Unsubscribed Shares to the Commitment Parties pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Closing Date. The Reorganized Company shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company or the Reorganized Company, as applicable, shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.7. Notwithstanding the foregoing, the Company shall not be required to qualify as a foreign corporation or to file a general consent to service in any jurisdiction where it is not now so qualified or required to file such consent, or subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

Section 6.8 DTC Eligibility. If requested by the Requisite Commitment Parties, the Reorganized Company shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Shares eligible for deposit with The Depository Trust Company. “Unlegended Shares” means any Common Shares or Preferred Shares acquired by the Commitment Parties and their respective Affiliates (including any Related Purchaser or Ultimate Purchaser in respect thereof) pursuant to this Agreement and the Plan, including all shares issued to the Commitment Parties and their respective Affiliates in connection with the Rights Offerings, that do not require, or are no longer subject to, the Legend.

Section 6.9 Use of Proceeds. The Company or the Reorganized Company, as applicable, will apply the proceeds from the Rights Offerings for the purposes identified in the Disclosure Statement and the Plan and for general corporate and strategic purposes as determined by management and the board of directors of the Reorganized Company.

Section 6.10 Share Legend. Each certificate evidencing Unsubscribed Shares issued hereunder, and each certificate issued in exchange for or upon the Transfer of any such shares, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such shares are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Reorganized Company or agent and the term “Legend” shall include such restrictive notation. The Reorganized Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the share register or other appropriate Reorganized Company records, in the case of uncertified shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act. The Reorganized Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 6.11 Regulatory Approval.

(a) Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Governmental Entity, any drafts thereof) under any other Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than fifteen (15) Business Days following the date hereof) and (ii) promptly furnishing any documents or information reasonably requested by any Governmental Entity, provided, however, that nothing in this Section 6.11 or otherwise in this Agreement shall require any Commitment Party or any of their respective Affiliates to (A) engage in any sale, divestiture, transfer, license, disposition or similar arrangement (including any obligation to hold separate, by trust or otherwise) with respect to any of its assets, properties or businesses or make any changes to its operations, or agree to any condition, limitation or obligation that would impose any of the foregoing, (B) enter into any settlement, stipulation, undertaking, consent decree, or agreement with any Governmental Entity in respect of the transactions contemplated by this Agreement, or (C) litigate any action, claim, suit, proceeding, or other Legal Proceeding by any Governmental Entity in respect of the transactions contemplated by the Transaction Agreements. The Commitment Parties shall, no later than August 12, 2019, provide the Company in writing with a true and correct list of all anticipated filings or notifications required to be made by any Commitment Party regarding any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, and shall promptly inform the Company in writing of any determination by any Commitment Party of any required change or addition to such list. Notwithstanding anything to the contrary in this Section 6.11(a), if any Commitment Party, acting in good faith, determines that it is or may be unable to obtain any approval or non-objection from any Governmental Entity that constitutes a condition to the consummation of the transactions contemplated by this Agreement, the applicable Commitment Party or Commitment Parties shall promptly inform the Company in writing of such determination and cooperate in good faith with the Company to determine and use commercially reasonable efforts to implement an appropriate solution (including a transfer by such Commitment Party of its obligations under this Agreement to another appropriate party, a modification to the nature of the securities to be acquired pursuant to this Agreement, or other appropriate actions) in order to either obtain such approval or non-objection or to eliminate the need for such approval or non-objection.

(b) The Company and each Commitment Party subject to an obligation pursuant to any Law to make a filing regarding any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements (each such Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law and in each case with respect to the matters that are the subject of this Section 6.11: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any material communications from or with a Governmental Entity; (ii) not participate in any meeting with a Governmental Entity unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Governmental Entity and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all material correspondence and communications between such Filing Party or the Company and the Governmental Entity; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Governmental Entity; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Requisite Commitment Parties and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any material communications from or with an Antitrust Authority.

(d) Subject to the proviso set forth in Section 6.11(a), the Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, waivers or clearances under any applicable Laws or to cause the termination or expiration of all applicable waiting periods under any Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing. The communications contemplated by this Section 6.11 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.11 shall not apply to filings, correspondence, communications or meetings with Governmental Entities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

Section 6.12 Alternative Transactions. The Company and the other Company Group Members shall not seek, solicit, or support any Alternative Transaction, and shall not cause or allow any of their agents or representatives to solicit any agreements relating to an Alternative Transaction; provided, however, that nothing in this Section 6.12 shall (i) require the Company or any of its subsidiaries or affiliates or any of their respective directors, officers or members, as applicable (each in such person’s capacity as a director, officer or member), to take any action, or refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach such party’s fiduciary obligations under applicable Law, or shall limit the Company or any other Company Group Members from considering any Alternative Transaction brought to them consistent with their fiduciary duties or (ii) subject to obtaining all applicable consents and approvals required under the Restructuring Support Agreement and this Agreement (including Section 6.3 hereof), limit the Parties’ ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding refinancing of the Exit Facility to be consummated following the Effective Date; provided, further, that (x) if any of the Company Group Members receive a proposal or expression of interest regarding any Alternative Transaction from the date hereof until the termination of this Agreement in accordance with its terms, the Company Group Members shall promptly notify counsel to the other parties to the Restructuring Support Agreement or any such proposal or expression of interest, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the Person or group of Persons involved and (y) subject to mutually agreed terms of confidentiality, the Company Group Members shall promptly furnish to counsel to the parties to the Restructuring Support Agreement with copies of any written offer, oral offer or any other information that they receive relating to the foregoing and shall promptly inform counsel to the parties to the Restructuring Support Agreement of any material change to such proposals. The Company Group Members shall not enter into any confidentiality agreement with a party in connection with the proposal of an Alternative Transaction unless such party consents to identifying and providing to counsel to the parties to the Restructuring Support Agreement (under a reasonably acceptable confidentiality agreement) the information reasonably requested by the parties to the Restructuring Support Agreement.

Section 6.13 Hedging Arrangements. The Company will consult with the Requisite Commitment Parties and obtain the prior written consent of the Requisite Commitment Parties prior to its implementation of any new hedging program.

Section 6.14 Reorganized Company.

(a) In all cases, (i) the Debtors shall conduct the Rights Offerings, (ii) the Reorganized Company shall be a successor to Bristow Group Inc. under the Plan and the Rights Offerings will be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code or the exemption from registration set forth in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder or another appropriate exemption, and (iii) the Reorganized Company Organizational Documents will provide that the Reorganized Company’s initial board of directors will be constituted on the Effective Date pursuant to the Restructuring Term Sheet and the Plan and will contain the Chief Executive Officer and at least one member designated by the Required Supporting Secured Noteholders, which shall be the continuing directors, and will adopt resolutions authorizing the Reorganized Company to do all actions required to consummate the Rights Offerings and the Plan.

(b) As of the Effective Date, the number of Aggregate Shares shall be as set forth on Exhibit F and shall be issued in accordance with the transactions contemplated by the Transaction Agreements and the Plan in the proportions set forth on Exhibit F. The Company and the Commitment Parties shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to cause the Reorganized Company Organizational Documents to reflect such number of Aggregate Common Shares.

(c) The Plan will provide that on the Effective Date, the Reorganized Company Organizational Documents will be duly authorized, approved, adopted and in full force and effect. Forms of the Reorganized Company Organizational Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

(d) On the Effective Date, all rights and obligations of the Company under this Agreement shall vest in the Reorganized Company and the Plan shall include language to such effect. From and after the Effective Date, the Reorganized Company shall be deemed to be a party to this Agreement as the successor to all rights and obligations of the Company hereunder.

Section 6.15 Registration Rights Agreement.

(a) The Plan will provide that from and after the Effective Date each Commitment Party (i) receiving at least five (5%) percent or more of the voting power of the Equity Interests (with, for the avoidance of doubt, the Preferred Shares voting on a fully diluted basis with the Common Shares) issued under the Plan and/or the Rights Offerings or (ii) that cannot sell its Common Shares or Preferred Shares under Rule 144 of the Securities Act without volume or manner of sale restrictions shall be entitled to registration rights that are customary for a transaction of this nature pursuant to a registration rights agreement to be entered into as of the Effective Date, which agreement shall be in form and substance consistent with the terms set forth in the Plan and otherwise reasonably acceptable to the Requisite Commitment Parties and the Company (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Commitment Parties. The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order in form and substance reasonably acceptable to the Requisite Commitment Parties, and such Order shall be a Final Order.

(b) Plan Solicitation Order. The Bankruptcy Court shall have entered the Plan Solicitation Order in form and substance reasonably acceptable to the Requisite Commitment Parties, and such Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Requisite Commitment Parties, and such Order shall be a Final Order.

(d) DIP Order. The Bankruptcy Court shall have entered the DIP Order in form and substance reasonably satisfactory to the Requisite Commitment Parties, and the DIP Order shall be a Final Order.

(e) Plan. The Company and all of the other Debtors shall have complied, in all material respects, with the terms of the Plan (as amended or supplemented from time to time) that are to be performed by the Company, the Reorganized Company and the other Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or, with the prior written consent of the Requisite Commitment Parties, waived in accordance with the terms of the Plan.

(f) Rights Offerings. Each of (i) the Unsecured Rights Offering and (ii) the Secured Rights Offering, shall have been conducted in all material respects in accordance with the Rights Offering Procedures, the Plan Solicitation Order, the Confirmation Order, and this Agreement, and the Rights Offering Expiration Time shall have occurred.

(g) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(h) Registration Rights Agreement; Reorganized Company Organizational Documents.

(i) The Registration Rights Agreement shall have been executed and delivered by the Reorganized Company, shall otherwise have become effective with respect to the Commitment Parties and the other parties thereto, and shall be in full force and effect.

(ii) The Reorganized Company Organizational Documents shall have been duly approved and adopted and shall be in full force and effect.

(i) Expense Reimbursement. The Debtors shall have paid all Expense Reimbursements accrued through the Closing Date, in accordance with Section 3.3(b); provided, that invoices for such Expense Reimbursements shall have been received by the Company at least three (3) Business Days prior to the Closing Date in order to be required to be paid on the Closing Date.

(j) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(k) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement;

(l) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 4.8 shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The representations and warranties of the Company contained in Section 4.1(a), Section 4.2, Section 4.3, Section 4.4 and Section 4.5 shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii) The representations and warranties of the Company contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(m) Covenants. The Company shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(n) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and there shall not exist, any Event that constitutes, individually or in the aggregate, a Material Adverse Effect.

(o) Officer’s Certificate. The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Section 7.1(l), Section 7.1(m), and Section 7.1(n) have been satisfied.

(p) Funding Notice. The Noteholders shall have received the Funding Notice.

(q) Key Contracts. The Debtors shall have assumed, assumed as amended, or rejected, as applicable, in each case under section 365 of the Bankruptcy Code pursuant to the Plan or any plan supplement in accordance with the Restructuring Support Agreement or as otherwise ordered by the Bankruptcy Court, the Material Contracts and any Specified Contracts executed and approved prior to confirmation of the Plan.

(r) Minimum Liquidity and Minimum Cash of the Company. The amount, determined on a pro forma basis after giving effect to the occurrence of the Effective Date and the transactions contemplated by the Transaction Agreements, of unrestricted cash and cash equivalents of the Company and the entities set forth on Section 7.1(r) of the Company Disclosure Schedules (collectively, the “Company Specified Entities”), in the aggregate, shall be no less than

$75,000,000 of unrestricted cash, net of all fees, expenses and any other payments contemplated in connection with the Restructuring Transactions; provided, that for all purposes of this Section 7.1(r), the amount of unrestricted cash and cash equivalents of the Specified Company Entities shall be calculated (i) prior to (w) the Expense Reimbursement and all fees, costs and expenses of all of the attorneys, accountants, other professionals, advisors and consultants incurred on behalf of the Debtors, (x) cash payments to creditors for Claims to be paid in connection with the Restructuring Transactions, (y) proceeds from the Rights Offering and (z) any cash amortization payments made after October 31, 2019 in respect of any outstanding indebtedness of the Debtors and (ii) including as unrestricted cash and cash equivalents of the Specified Company Entities all accounts receivable of the Company Specified Entities as of such time that are equal to or greater than $10,000,000 provided that any such receivables are payable from a customer of a Specified Company Entity that provides the Specified Company Entities with average revenue in excess of $15,000,000 per month over the previous calendar year; provided, further, that, with the prior written consent of the Requisite Commitment Parties, such $75,000,000 amount shall be reduced to $45,000,000 so that the Debtors can purchase (or cause a Subsidiary to purchase) up to two additional Leonardo Aircraft (as defined in the DIP Credit Agreement).

(s) Exit Facility. The Exit Facility shall have become effective and shall be in an aggregate principal amount of no less than $75 million.

(t) Restructuring Support Agreement. The Restructuring Support Agreement shall not have been terminated.

Section 7.2 Waiver of Conditions to Obligations of Commitment Parties. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Commitment Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver.

Section 7.3 Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with the Commitment Parties is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order and such Order shall be a Final Order.

(b) Plan Solicitation Order. The Bankruptcy Court shall have entered the Plan Solicitation Order, and such Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(d) DIP Order. The Bankruptcy Court shall have entered the DIP Order, and the DIP Order shall be a Final Order.

(e) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(f) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(g) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(h) Representations and Warranties.

(i) The representations and warranties of the Commitment Parties contained in this Agreement that are qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date).

(ii) The representations and warranties of the Commitment Parties contained in this Agreement that are not qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(i) Covenants. The Commitment Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Following the entry of the BCA Approval Order, the Company, the Reorganized Company and the other Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties except to the extent otherwise provided for in this Agreement) arising out of a claim asserted by a third party (collectively, “Losses”) that any such Indemnified Person may incur or to which any such

Indemnified Person may become subject arising out of or in connection with this Agreement and its obligations hereunder, including the Backstop Commitment, the Rights Offerings, the payment of the Backstop Commitment Fee, the payment of the Termination Commitment Premium or the use of the proceeds of the Rights Offerings, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the Reorganized Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party out-of-pocket expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Person related thereto, caused by a Commitment Party Default by such Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company Group Members shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company Group Members.

Section 8.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company and the Reorganized Company pursuant to the issuance and sale of the Unsubscribed Shares in the Rights Offerings contemplated by this Agreement and the Plan bears to (b) the Backstop Commitment Fee paid or proposed to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Per Equity Share Purchase Price for all Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement. The BCA Approval Order shall provide that the obligations of the Company and the Reorganized Company under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Company and the Reorganized Company may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Company and the Requisite Commitment Parties.

Section 9.2 Automatic Termination. Notwithstanding anything to the contrary in this Agreement, unless and until there is an unstayed Order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, and except as otherwise provided in this Section 9.2, at which point this Agreement may be terminated by the Requisite Commitment Parties upon written notice to the Company upon the occurrence of any of the following Events, this Agreement shall terminate automatically without any further action or notice by any Party at 5:00 p.m., New York City time on the fifth (5th) Business Day following the occurrence of any of the following Events; provided that the Requisite Commitment Parties may waive such termination or extend any applicable dates in accordance with Section 10.7:

(a) the Closing Date has not occurred by the Outside Date (as may be extended pursuant to the Restructuring Support Agreement), unless prior thereto the Effective Date occurs and each Rights Offering has been consummated;

(b) the obligations of the Consenting Noteholders under the Restructuring Support Agreement are terminated in accordance with the terms of the Restructuring Support Agreement;

(c) (i) the Company shall have materially breached any representation, warranty, covenant or other agreement made by the Company in this Agreement or any such representation or warranty shall have become materially inaccurate after the date of this Agreement and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(l), Section 7.1(m) or Section 7.1(n) not to be satisfied, (ii) the Requisite Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Company, (iii) such breach or inaccuracy is not cured by the Company by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.1(l), Section 7.1(m) or Section 7.1(n) is not capable of being satisfied; provided, that, this Agreement shall not terminate automatically (and the Commitment Parties may not terminate this Agreement, as applicable) pursuant to this Section 9.2(c) if the Commitment Parties are then in willful or intentional breach of this Agreement and, provided, further, that this Agreement shall not terminate automatically (and the Commitment Parties may not terminate this Agreement, as applicable) pursuant to this Section 9.2(c) if the Commitment Parties are then in material breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.3 being satisfied;

(d) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or any Rights Offering or the transactions contemplated by this Agreement or the other Transaction Agreements; provided that the Debtors shall have ten (10) Business Days following the issuance of any such Law or Order to obtain relief or propose an alternative that would allow consummation of such transactions in a manner that does not prevent or diminish compliance with the terms of the Transaction Agreements;

(e) (i) any of the Debtors have materially breached their obligations under Section 6.12 or otherwise withdraw the Plan or publicly announce their intention not to support the Restructuring Transactions; (ii) the Bankruptcy Court approves or authorizes an Alternative Transaction; or (iii) any of the Debtors enters into any Contract providing for the consummation of any Alternative Transaction or files any motion or application seeking authority to propose, join in or participate in the formation of any actual or proposed Alternative Transaction;

(f) an acceleration of the obligations or termination of commitments under the DIP Facility;

(g) the Company or any other Debtor (i) materially and adversely (to the Commitment Parties) amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is materially inconsistent with this Agreement without the consent (not to be unreasonably withheld, conditioned or delayed) of the Requisite Commitment Parties, (ii) suspends or revokes any of the Transaction Agreements, or (iii) publicly announces its intention to take any such action listed in sub-clauses (i) and (ii) of this subsection;

(h) the BCA Approval Order, Plan Solicitation Order, Confirmation Order or DIP Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Requisite Commitment Parties in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties; or

(i) any of the Orders approving the Exit Facility, this Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement, or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Requisite Commitment Parties (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties.

Section 9.3 Termination by the Company.

This Agreement may be terminated by the Company upon written notice to each Commitment Party upon the occurrence of any of the following Events, subject to the rights of the Company to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event (each, a “Bristow Termination Event”):

(a) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or any Rights Offering or the transactions contemplated by this Agreement or the other Transaction Agreements;

(b) subject to the right of the Commitment Parties to arrange a Commitment Party Replacement in accordance with Section 2.3(a) (which will be deemed to cure any breach by the replaced Commitment Party pursuant to this Section 9.3(b)), (i) any Commitment Party shall have materially breached any representation, warranty, covenant or other agreement made by such Commitment Party in this Agreement or any such representation or warranty shall have become inaccurate after the date of this Agreement and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(h) or Section 7.3(i) not to be satisfied, (ii) the Company shall have delivered written notice of such material breach or inaccuracy to such Commitment Party, (iii) such material breach or inaccuracy is not cured by such Commitment Party by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.3(h) or Section 7.3(i) is not capable of being satisfied; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.1 being satisfied;

(c) the board of directors of the Company determines that continued performance under this Agreement (including taking any action or refraining from taking any action and including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of its fiduciary duties (as reasonably determined by such entity in good faith after consultation with outside legal counsel and based on the advice of such counsel);

(d) the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 9.2(a) or Section 2.3(e)), unless prior thereto the Effective Date occurs and each Rights Offering has been consummated; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(c) if it is then in willful or intentional breach of this Agreement; or

(e) pursuant to Section 6.03(e) of the Restructuring Support Agreement.

Section 9.4 Effect of Termination.

(a) Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) the obligations of the Debtors to pay the Expense Reimbursement pursuant to Section 3.3(b) and to satisfy their indemnification obligations pursuant to Article VIII and to pay the Termination Commitment Premium pursuant to Section 9.4(b) shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in Article VIII, this Section 9.4 and Article X shall survive the termination of this Agreement in accordance with their terms and subject to any Order of the Bankruptcy Court and (iii) subject to Section 10.10, nothing in this Section 9.4 shall relieve any Party from liability for its gross negligence or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) If this Agreement is terminated for any reason other than (w) as a result of any breach by a Commitment Party of any of the terms of the Restructuring Support Agreement which results, directly or indirectly, in the termination of this Agreement pursuant to the terms hereof, (x) by the Company pursuant to Section 9.3(b), (y) pursuant to any other provision of this Agreement at a time when the Company had (or would have had, subject to the passage of time and the failure to cure the underlying breach) the right to terminate pursuant to Section 9.3(b), or (z) automatically or by the Commitment Parties pursuant to Section 9.2(a), or by the Company pursuant to Section 9.3(d), solely in the event that all of the conditions to Closing set out in Article VII have been satisfied as of the date the Agreement is terminated (other than those conditions that by their terms are to be satisfied at the Closing, to the extent such conditions are at such time reasonably expected to be satisfied at the Closing, if the Closing were to occur on such date) other than one or more of the conditions, as the case may be, set forth in Section 7.1(j), Section 7.1(r) or Section 7.3(f), then the Debtors shall, three (3) Business Days after the earlier of (i) the consummation of an Alternative Transaction and (ii) the effective date of a plan of reorganization to be filed in the Chapter 11 Cases, pay the Termination Commitment Premium to the Commitment Parties or their designees entirely in immediately available federal funds (in each case by wire transfer to an account designated by the applicable Commitment Party or their designee), in accordance with Section 3.1 and Section 3.2. To the extent that all amounts due in respect of the

Termination Commitment Premium pursuant to this Section 9.4(b) have actually been paid by the Debtors to the Commitment Parties in connection with a termination of this Agreement, the Commitment Parties shall not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, pursuant to Section 9.4(a). Except as set forth in this Section 9.4(b), the Termination Commitment Premium shall not be payable upon the termination of this Agreement prior to the Effective Date. The Termination Commitment Premium shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code, which, for the avoidance of doubt, shall be pari passu with all other administrative expenses of the Debtors’ estate.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail (with confirmation requested), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)	If to the Company or any of the other Debtors:

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attn:	Victoria Lazar (victoria.lazar@bristowgroup.com)

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: James R. Prince (jim.prince@bakerbotts.com), and

Omar Alaniz (omar.alaniz@bakerbotts.com)

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Richard G. Mason (RGMason@wlrk.com) and

David E. White Jr. (DEWhite@wlrk.com)

and

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Emanuel Grillo (emanuel.grillo@BakerBotts.com)

(b)	If to the Commitment Parties:

To each Commitment Party at the addresses or e-mail addresses set forth below the Commitment Party’s signature in its signature page to this Agreement.

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua A. Sussberg (joshua.sussberg@kirkland.com) and

Brian Schartz (brian.schartz@kirkland.com)

and

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Gregory F. Pesce (gregory.pesce@kirkland.com)

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Damian S. Schaible (damian.schaible@davispolk.com) and Natasha Tsiouris (natasha.tsiouris@davispolk.com)

Section 10.2 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Commitment Parties, other than an assignment by a Commitment Party expressly permitted by Section 2.3 or Section 2.6 and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the Restructuring Support Agreement (including the Restructuring Term Sheet) and other Definitive Documentation will each continue in full force and effect in accordance with their respective terms and constitute valid and binding obligations of the parties thereto. All exhibits, schedules and annexes hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE’S CHOICE OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER ARISING UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT, OR PROCEEDING, MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed through the use of electronic signature and in any number of counterparts, all of which will be considered an original and one and the same agreement and will become effective when counterparts have been signed (electronically or otherwise) by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified, changed, supplemented or altered only by a written instrument signed by the Company and the Requisite Commitment Parties; provided, that (a) any Commitment Party’s (other than any Defaulting Commitment Party) prior written consent shall be required for any amendment, restatement, modification, change, supplement or alternation that would, directly or indirectly: (i) modify such Commitment Party’s Backstop Commitment Percentage, (ii) increase the Per Common Share Equity Rights Offering Price or the Per Preferred Share Equity Rights Offering Price, (iii) decrease the Backstop Commitment Fee or adversely modify in any material respect the method of payment thereof, (iv) increase the Backstop Commitment of such Commitment Party or (v) have a materially adverse and disproportionate effect on such Commitment Party; (b) no amendment, modification, change, supplement or alteration to any provision of this Agreement that is defined by reference to the Restructuring Support Agreement may be made without the requisite approval set forth in the Restructuring Support Agreement and this Agreement; (c) no amendment, modification, change, supplement or alteration to any provision of Article IX (or any definition used therein) may be made without the approval of the Required Supporting Secured Noteholders and the Required Supporting Unsecured Noteholders (each as defined in the Restructuring Support Agreement), and (d) no amendment or modification of the rights or obligations of the Unsecured Commitment Parties or the Secured Commitment Parties or the terms of the Unsecured Rights Offering or the Secured Rights Offering as set forth under this Agreement may be made unless either (i) such amendments or modifications are applied to the rights or obligations of each of the Unsecured Commitment Parties and the Secured Commitment Parties mutatis mutandis or applied to the terms of the Unsecured Rights Offering and the Secured Rights Offering mutatis mutandis, as applicable or (ii) Unsecured Commitment Parties holding at least 66 2/3% of the aggregate Unsecured Backstop Commitment Percentage and Secured Commitment Parties holding at least 66 2/3% of the aggregate Secured Backstop Commitment Percentage consent to such amendment or modification. Notwithstanding the foregoing, the Backstop Commitment Schedule shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Commitment Parties to reflect changes in the composition of the Commitment Parties and Backstop Commitment Percentages as a result of Transfers permitted in accordance with the terms and conditions of this Agreement, and no such revisions shall give rise to any termination right or allow the Commitment Parties to fail to close the transactions contemplated by this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.1 and 7.3, the waiver of which shall be governed solely by Article VII) may be waived (A) by the Debtors only by a written instrument executed by the Company and (B) by the Requisite Commitment Parties only by a written instrument executed by the Requisite Commitment Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Any proposed amendment, restatement, modification, change, alteration, supplement or waiver that does not comply with this Section 10.7 shall be ineffective and void ab initio.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

Section 10.11 No Reliance. No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and each Commitment Party confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, and (e) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Backstop Commitment Percentage of its Backstop Commitment.

Section 10.12 Publicity. Other than as may be required by applicable Law or the rules and regulations of any securities exchange, at all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Commitment Parties shall reasonably and in good faith consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making similar public announcements with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 10.12 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases or making any other filings or public announcements as may be required by applicable Law. For the avoidance of doubt, each party shall have the right, without any obligation to the other parties, to decline to comment to the press with respect to this Agreement.

Section 10.13 Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement).

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties, in each case, other than the Parties to this Agreement and each of their respective successors and permitted assignees based upon, arising out of or relating to this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.14 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 10.15 Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Commitment Parties under this Agreement shall be several, not joint. None of the Commitment Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Commitment Party, any Company Group Members, or any of the Company Group Members’ respective creditors or other stakeholders, and there are no commitments among or between the Commitment Parties, in each case except as expressly set forth in this Agreement. No prior history, pattern or practice of sharing confidence among or between any of the Commitment Parties and/or the Company Group Members shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Group Members and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Commitment Party is entering into this Agreement directly with the Company and not with any other Commitment Party, (2) no other Commitment Party shall have any right to bring any action against any other Commitment Party with respect to this Agreement (or any breach thereof) and (3) no Commitment Party shall, nor shall any action taken by a Commitment Party pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Commitment Party with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Commitment Parties are in any way acting as a group. All rights under this Agreement are separately granted to each Commitment Party by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

Section 10.16 Company Fiduciary Duties. Notwithstanding anything to the contrary contained herein, (a) nothing in this Agreement shall require the Company or any directors, officers, managers or members of the Company Group Members, in such Person’s capacity as a director, officer, manager or member of such Company Group Member, to take any action or refrain from taking any action, that would breach or be inconsistent with its or their fiduciary obligations under applicable law and (b) to the extent that such fiduciary obligations, in the sole judgment of the Company, require the Company or any directors, officers or members of the Company to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, that for the avoidance of doubt, notwithstanding the foregoing, nothing contained in this Section 10.16 shall relieve the Debtors of the obligation to pay the Termination Commitment Premium to the extent such obligation arises pursuant to this Agreement.

Schedule 1A

Unsecured Backstop Commitment Schedule

[Omitted]

Schedule 1B

Secured Backstop Commitment Schedule

[Omitted]

Schedule 2

Company Group Member Knowledge Parties

•	L. Don Miller, President and Chief Executive Officer

•	Brian J. Allman, Senior Vice President and Chief Financial Officer

•	Victoria Lazar, Senior Vice President, General Counsel and Corporate Secretary

•	Alan Corbett, Senior Vice President Europe, Africa, Middle East, Asia (EAMEA)

•	Robert Phillips, Senior Vice President, Americas

•	Tim Rolfe, Safety Lead European Hub

•	James Stottlemyer, Safety Lead Americas

Exhibit A

Form of Transfer Notice

TRANSFER NOTICE

[•], 2019

BY EMAIL

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attn: [•]

([EMAIL])

Baker Botts L.L.P.

Attention: James R. Prince (jim.prince@bakerbotts.com),

Omar Alaniz (omar.alaniz@bakerbotts.com)

Ian E. Roberts (ian.roberts@bakerbotts.com)

Emanuel Grillo (emanuel.grillo@BakerBotts.com)

Wachtell, Lipton, Rosen & Katz

Attention: Richard G. Mason (RGMason@wlrk.com)

David E. White Jr. (DEWhite@wlrk.com)

Kirkland & Ellis LLP

Attention: Joshua A. Sussberg (joshua.sussberg@kirkland.com)

Brian Schartz (brian.schartz@kirkland.com)

Gregory F. Pesce (gregory.pesce@kirkland.com)

Davis Polk & Wardwell LLP

Attention: Damian S. Schaible (damian.schaible@davispolk.com)

Natasha Tsiouris (natasha.tsiouris@davispolk.com)

Ladies and Gentlemen:

Re:	Transfer Notice Under Backstop Commitment Agreement

Reference is hereby made to that certain Backstop Commitment Agreement, dated as of July 24, 2019 (the “Backstop Commitment Agreement”), by and between the Debtors and the Commitment Parties thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Backstop Commitment Agreement.

The purpose of this notice (“Notice”) is to advise you, pursuant to Section 2.6 of the Backstop Commitment Agreement, of the proposed transfer by [•] (“Transferor”) to [•] (“Transferee”) of a [Secured][Unsecured] Backstop Commitment representing [•]% of the aggregate Backstop Commitment of all Commitment Parties as of the date hereof, which represents $[•] of the Transferor’s [Secured][Unsecured] Backstop

Commitment (or [•]% of the aggregate [Secured][Unsecured] Backstop Commitment of all [Secured][Unsecured] Commitment Parties). [Transferor also proposes to transfer $[•] aggregate principal amount of [Secured Notes][Unsecured Notes] to Transferee.] [Transferee is not currently a party to (i) the Backstop Commitment Agreement or (ii) that certain Second Amended and Restated Restructuring Support Agreement dated July 24, 2019 (the “RSA”).][OR][The Transferee represents to the Debtors and the Transferor that it is a Commitment Party under the Backstop Commitment Agreement.]

By signing this Notice below, Transferee represents to the Debtors and the Transferor that it will execute and deliver a Joinder Agreement to the Backstop Commitment Agreement and an RSA Transfer Agreement. [In addition, the Transferee and Transferor have provided evidence to the Debtors (which evidence is reasonably satisfactory to the Company) that the Transferee is reasonably capable of fulfilling its obligations under the Backstop Commitment Agreement and that the Transferee is not required to deposit any amounts with an agent of the Debtors or into an escrow account in order to satisfy the Backstop Commitment proposed to be transferred to the Transferee][OR][The Transferee shall deposit with an agent of the Company or into an escrow account, under arrangements satisfactory to the Company, funds sufficient, in the Company’s reasonable discretion, to satisfy such Transferee’s Backstop Commitment].

This Notice shall serve as a transfer notice in accordance with the terms of the Backstop Commitment Agreement and RSA. Please acknowledge receipt of this Notice delivered in accordance with Section 2.6 of the Backstop Commitment Agreement by returning a countersigned copy of this Notice to Kirkland and DPW via the contact information set forth above.

*     *     *     *

TRANSFEROR:

[•]

Name:
Title:

TRANSFEREE:

[•]

Name:
Title:

Acknowledged and agreed to by and on behalf of the Debtors:

BRISTOW GROUP INC., as the Company and a Debtor

Name:
Title:

Exhibit B

Form of Joinder Agreement

JOINDER AGREEMENT

This joinder agreement (the “Joinder Agreement”) to the Backstop Commitment Agreement dated July 24, 2019 (as amended, supplemented or otherwise modified from time to time, the “BCA”), between the Debtors (as defined in the BCA) and the Commitment Parties (as defined in the BCA) is executed and delivered by ________________________________ (the “Joining Party”) as of ______________, ________ (the “Joinder Date”). Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the BCA.

Representations and Warranties. The Joining Party hereby severally and not jointly makes the representations and warranties of the Commitment Parties set forth in Article V of the BCA to the Debtors as of the date of the Joinder Date.

Agreement to Purchase. The Joining Party hereby agrees to purchase that portion of the transferring Commitment Party’s Backstop Commitment as set out at the signature page hereto.

Agreement to be Bound. The Joining Party hereby agrees to be fully bound by all of the terms of the BCA, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Commitment Party” for all purposes under the BCA.

Governing Law. This Joinder Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the Law of any other jurisdiction.

[Signature pages follow.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the Joinder Date.

JOINING PARTY

[COMMITMENT PARTY], by and on behalf of certain of its and its affiliates’ managed funds and/or accounts

By:
Name:
Title:

[Secured][Unsecured] Backstop Commitment Holdings:

Holdings of Unsecured Notes:

Holdings of Secured Notes:

AGREED AND ACCEPTED AS OF THE JOINDER DATE:

BRISTOW GROUP INC., as Debtor

By:
Name:
Title:

Exhibit C

Form of Restructuring Support Agreement Transfer Agreement

The undersigned (“Transferee”) hereby (i) acknowledges that it has read and understands the SECOND AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT (the “Agreement”), dated as of July 24, 2019, by and among Bristow Group Inc., certain subsidiaries thereof party thereto, [Transferor’s Name], certain holders of the 8.75% Senior Secured Notes due 2023 issued by Bristow Group Inc., certain holders of the 6.25% Senior Notes due 2022 issued by Bristow Group Inc. and certain holders of the 4.50% Convertible Senior Notes issued by Bristow Group Inc., and (ii) agrees to be bound by all of the terms and conditions thereof to the extent and in the same manner as if Transferee was a Supporting Noteholder thereunder, and shall be deemed a “Supporting Noteholder” and a “Party” under the terms of the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

Date Executed: ______, [____]

[TRANSFEREE’S NAME]

By:
Name:
Title:

Aggregate Amount of Secured Note Claims (whether owned directly by such Transferee or for which such Transferee, subject to Section 5.06 of the Agreement, has investment or voting discretion or control):

Aggregate Amount of 6.25% Senior Note Claims (whether owned directly by such Supporting Unsecured Noteholder or for which such Supporting Unsecured Noteholder, subject to Section 5.06 of the Agreement, has investment or voting discretion or control):

Aggregate Amount of Convertible Note Claims (whether owned directly by such Transferee or for which such Transferee, subject to Section 5.06 of the Agreement, has investment or voting discretion or control):

Total Principal Amount of any other Claims (whether owned directly by such Transferee or for which such Transferee, subject to Section 5.06 of the Agreement, has investment or voting discretion or control):

[Address] Attention: [•] Fax: [•]	Total Principal Amount of Interests (whether owned directly by such Transferee or for which such Transferee, subject to Section 5.06 of the Agreement, has investment or voting discretion or control):
Email: [•]

Exhibit D

Corporate Governance Term Sheet

EXECUTION VERSION

BRISTOW GROUP INC.

Term Sheet Relating to Corporate Governance Matters

The following preliminary, non-binding term sheet (this “Term Sheet”) presents certain proposed, material terms relating to the corporate governance of a reorganized Bristow Group Inc. (the “Company”) that would be implemented in connection with the consummation of the Company’s restructuring pursuant to the filing of cases under chapter 11 of the United States Code (Case No. 19-32713(DRJ)).

Structure:	The Company will be organized as a Delaware corporation. The Company will not continue as a reporting company[1] after the date of emergence (the “Emergence Date”).

Capital Structure:

The Company’s issued equity interests (“Equity Interests”) will initially consist of:

•  one class of common stock, par value $0.0001 per share (each such share, a “Common Share” and collectively, the “Common Shares”, and each holder thereof, a “Holder”); and

•  one class of convertible preferred stock, par value $0.0001 per share (each such share, a “Preferred Share” and collectively, the “Preferred Shares”, and each holder thereof, a “Preferred Holder”, and the Preferred Holders together with the Holders, collectively, the “Company Stockholders”).

“Fully Diluted Common Shares” means the aggregate amount of Common Shares after giving effect to a hypothetical conversion of all of the outstanding Preferred Shares into Common Shares.

•  “Major Holders” means (i) Solus Alternative Asset Management LP (together with one or more of its designed affiliates or managed investment vehicles, funds or accounts, including without limitation, Sola LTD, Solus Long-Term Opportunities Fund Master LP and Solus Opportunities Fund 5 LP, collectively, “Solus”), (ii) the South Dakota Retirement System (together with one or more of its designed affiliates or managed investment vehicles, funds or accounts, collectively, “SDIC”) and (iii) from and after the Emergence Date, with the consent of Solus and SDIC (and any Additional Major Holders previously agreed to by Solus and SDIC pursuant to this clause (iii)), any additional (each, an “Additional Major Holder”) Company Stockholder who was party to the Company’s stockholders’ agreement as of the Emergence Date and at any time holds more than 15% of the Fully Diluted Common Shares; provided, that the consent

[1]

This Term Sheet assumes that the go-forward Company will be a privately-held corporation. If the go-forward Company will be a public, SEC-reporting company or a private Delaware limited liability company, the parties will make applicable conforming changes throughout the definitive documents. In addition, if the Company will be a Delaware limited liability company, definitive documents will make clear that directors and officers of the Company will have the same fiduciary duties that directors and officers of a Delaware corporation would have.

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shall automatically be deemed given if such Company Stockholder holds more than 15% of the Fully Diluted Common Shares unless (x) such Company Stockholder holds, or later acquires, an aggregate 3% or more of the outstanding equity interests or voting rights in respect of any of the Company’s competitors (and, for the avoidance of doubt, no appointment or similar rights to such competitor’s board of directors, board of managers or similar governing body) and, thereafter, (y) the Company determines (or, prior to the Emergence Date, Solus and SDIC determine) in good faith, after consulting with antitrust counsel, that such Company Stockholder becoming an Additional Major Holder (and, among other things, receiving Board appointment rights) could reasonably be expected to create an adverse antitrust issue for the Company, including, for the avoidance of doubt, the Company’s ability to pursue business combinations.

Information Rights:

The Company shall provide each Company Stockholder with customary information and access rights (“Information Rights”) so long as such Company Stockholder executes and delivers a customary confidentiality agreement applicable to such Information Rights on a form reasonably acceptable to the Company.

For all Company Stockholders, “Information Rights” shall at a minimum, include the following:

1)  For all Company Stockholders, access to a virtual data room, which shall include:

a)  audited annual financial statements within 90 days of year-end;

b)  quarterly financial statements within 45 days of quarter-end; and

c)  monthly financial statements within 30 days of month-end.

2)  All Company Stockholders shall receive an invitation to a quarterly MD&A conference call with members of the Company’s senior management.

3)  Company Stockholders owning at least 1% of the Fully Diluted Common Shares shall have customary inspection rights over the Company’s books and records.

4)  Company Stockholders owning at least 1% of the Fully Diluted Common Shares shall be entitled to notification of key events, including termination or departure of senior management, material adverse changes in the business or material litigation, in each case subject to reasonable limitations to be set forth in the stockholders’ agreement with respect to the materiality of matters so disclosed and the form of notice to be provided.

The foregoing Information Rights shall be subject to customary exceptions to protect confidential and proprietary Company information from disclosure to the public and competitors; provided that, for the avoidance of doubt, no Company Stockholder that is party to the Company’s stockholders’ agreement as of the Emergence Date or its respective affiliated funds shall be deemed a competitor of the Company

2

unless such Company Stockholder or its respective affiliated funds acquires an aggregate 3% or more of the outstanding equity interests or voting rights in respect of any of the Company’s competitors (and, for the avoidance of doubt, no appointment or similar rights to such competitor’s board of directors, board of managers or similar governing body) on or after the Emergence Date, in which case the Company may, in good faith, determine that such Company Stockholder or its affiliated funds is a competitor.

In addition, the Company shall provide prospective purchasers of Equity Interests with customary access to Company information (which shall include the Information Rights set forth in clause (1) above) for the purpose of evaluating such acquisition of Equity Interests so long as such prospective purchaser executes and delivers a confidentiality agreement in form and substance reasonably acceptable to the Company.

Board of Directors:

The Company will be managed by a board of directors (the “Board”), which will be responsible for overseeing the operation of the Company’s business. The Board will initially be comprised of seven directors (“Directors”).

The Directors on the Board shall be determined as follows:

•  Solus: Solus shall have the right to appoint (i) two Directors for so long as Solus holds 20% or more of the outstanding Fully Diluted Common Shares, (ii) one Director for so long as Solus holds less than 20% but at least 10% of the outstanding Fully Diluted Common Shares and (iii) no Directors for so long as Solus holds less than 10% of the outstanding Fully Diluted Common Shares (each Director appointed by Solus, a “Solus Director”);

•  SDIC: SDIC shall have the right to appoint (i) one Director for so long as SDIC holds at least 10% of the outstanding Fully Diluted Common Shares and (ii) no Directors for so long as SDIC holds less than 10% of the outstanding Fully Diluted Common Shares; provided, however, that if SDIC comes to hold 20% or more of the outstanding Fully Diluted Common Shares, SDIC shall instead have the right to appoint two Directors for so long as it holds 20% or more of the outstanding Fully Diluted Common Shares (each Director appointed by SDIC, a “SDIC Director”); provided, further, that SDIC may transfer its right to appoint SDIC Director(s) to Solus at any time.

•  CEO: The then current Chief Executive Officer (the “CEO”) of the Company (the “CEO Director”) shall be a Director and the Company Stockholders shall consult in good faith with the CEO with respect to the appointment of each other Director;

•  Independents: Two independent Directors subject to the appointment rights described below (each, an “Independent Director”);

3

•  Secured Creditors: The secured creditors as a group as of the Emergence Date (the “Initial Secured Creditors”) shall have the right to appoint one Director to the initial Board provided that the Initial Secured Creditors hold at least 10% of the outstanding Fully Diluted Common Shares as of the Emergence Date (the “Secured Creditors Director”); provided, however, that if the Initial Secured Creditors do not hold at least 10% of the outstanding Fully Diluted Common Shares as of the Emergence Date, then such initial Board seat allocated to the Secured Creditors Director shall be filled in the same manner as the Independent Directors at the next meeting of the Company Stockholders in which Directors are elected; provided, further, that (i) if any individual Initial Secured Creditor holds at least 12.5% of the outstanding Fully Diluted Common Shares after the initial term of 12 months, then such Initial Secured Creditor shall have the right to appoint one Director for so long as such Initial Secured Creditor continues to hold 12.5% or more of the outstanding Fully Diluted Common Shares or (ii) if no Initial Secured Creditor holds at least 12.5% of the outstanding Fully Diluted Common Shares, then such initial Board seat shall be filled in the same manner as the Independent Directors at the next meeting of the Company Stockholders in which Directors are elected; and

•  Additional Major Holders: From and after the Emergence Date, Additional Major Holders shall have the right to appoint (i) two Directors for so long as such Additional Major Holder holds 20% or more of the outstanding Fully Diluted Common Shares, (ii) one Director for so long as such Additional Major Holder holds less than 20% but at least 10% of the outstanding Fully Diluted Common Shares and (iii) no Directors for so long as such Additional Major Holder holds less than 10% of the outstanding Fully Diluted Common Shares (each Director appointed by an Additional Major Holder, an “Additional Major Holder Director”); provided, however, that (x) the first Board seat filled by an Additional Major Holder, if applicable, shall be a Board seat previously held by a Solus Director, SDIC Director or Secured Creditors Director, to the extent any of Solus, SDIC or an individual Initial Secured Creditor has, as of such time, ceded its right to appoint one or more Directors (i.e., upon falling below the applicable 20%, 12.5% and/or 10% thresholds set forth above) and (y) to the extent each of Solus, SDIC and an individual Initial Secured Creditor continues to hold their respective rights to appoint one or more Directors as set forth above and Additional Major Holders nonetheless have the right to appoint one or more Additional Major Holder Directors, then the size of the Board shall increase, to the extent necessary, to accommodate the Solus Directors, the SDIC Directors, the Secured Creditors Director, the CEO Director and two Independent Directors, along with the Additional Major Holder Directors.

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Subject to the transfer restrictions set forth in the definitive documentation, in the event that any Major Holder transfers all or substantially all of its respective Equity Interests, such transferee will be entitled to receive the Director designation rights held by the applicable transferring Major Holder immediately prior to such transfer.

The initial Independent Directors shall be selected in good faith by the affirmative vote of 66-2/3% of the outstanding Fully Diluted Common Shares owned by Company Stockholders holding at least 5% of the outstanding Fully Diluted Common Shares as of the Emergence Date and after an initial term of 12 months, the Independent Directors shall be appointed by the nominating committee and ratified by an affirmative vote of 66-2/3% of the outstanding Fully Diluted Common Shares owned by Company Stockholders holding at least 5% of the outstanding Fully Diluted Common Shares as of such time. The Independent Directors shall be non-management individuals with relevant industry experience.

Notwithstanding anything to the contrary, at least 66-2/3% of the Directors shall be citizens of the United States within the meaning of the Federal Aviation Act of 1958, as amended (“U.S. Citizen”). A person that is not a U.S. Citizen shall not be eligible for nomination or election as a Director if such person’s election, together with the election of any incumbent Directors that are not U.S. Citizens and are candidates for election as a Director at the same time, would result in less than 66-2/3% of the Company’s Directors being U.S. Citizens. No person who is not a U.S. Citizen shall serve as president or CEO of the Company or as Chairman of its Board of Directors. The Company’s organizational documents shall reflect the foregoing provisions and contain such other provisions, including limitations on the voting rights of non-U.S. shareholders, as are necessary for the Company to maintain compliance with the U.S. law requirements regarding control of aviation companies by U.S. Citizens.

Board Committees:

Subject to the terms set forth herein, the Board will have the discretion to establish committees. The Board will establish an exit event committee that will be tasked with exploring certain exit events (e.g., merger, business combination, sale of the Company, consummation of a qualified IPO).

The nominating committee and compensation committee of the Board shall each initially consist of at least one Solus Director, one SDIC Director and the Secured Creditors Director; provided, however, that in the event no individual Initial Secured Creditor has the right to appoint the Secured Creditors Director to the Board after the initial term of 12 months, the Board may thereafter elect to remove the Secured Creditors Director from the nominating committee, compensation committee and/or any other applicable committees, and replace such Director by a majority vote of the Board. The stockholders’ agreement shall set forth a list of committees to be created by the Board, including responsibilities to be delegated thereto, and shall additionally provide that all major actions in respect of the Company’s business shall be reserved for meetings of the full Board.

Each Company Stockholder holding at least 5% of the Fully Diluted Common Shares as of the Emergence Date shall be entitled to have one observer at each meeting of, or interview conducted by, the nominating committee, subject to customary limitations. The nominating committee shall consider the observers’ input in good faith before selecting any proposed nominees.

5

Major Holder Negative Consent Rights:

In addition to any negative consent rights that the Preferred Holders may have, the following actions shall require the prior written consent of at least one Major Holder, or if there are any Additional Major Holders, greater than 50% of the Equity Interests held by the Major Holders:

i.   Incurrence of any indebtedness for borrowed money (including capital leases or the grant of any guarantee related thereto) in excess of a to-be-determined threshold amount;

ii.  Acquisition or disposition, or series of related acquisitions or dispositions, in excess of a to-be-determined threshold amount;

iii.   Fundamental change (e.g., change of control, sale of substantially all assets or sale of significant assets);

iv.   Consummation of a qualified IPO; and

v.  Transfers of Equity Interests to competitors, including industry competitors and certain third party private equity and financial purchasers.

Other Company Stockholder approvals only as required by Delaware law.

Minority Consent Rights:

All Company Stockholders shall be entitled to customary minority protection rights set forth in the definitive documentation, including customary supermajority protections for certain fundamental actions, which shall require an affirmative vote of 67% of the outstanding Fully Diluted Common Shares of the Company; provided that any action that materially and disproportionately impacts one Company Stockholder or group of Company Stockholders (in such capacity) compared to any other Company Stockholder or group of Company Stockholders (including, for the avoidance of doubt, amendments to the Company’s stockholders’ agreement) shall require the prior written consent of such impacted Company Stockholder or group of Company Stockholders.

Notwithstanding the foregoing, the stockholders’ agreement shall provide that amendments to the Company’s organizational documents (including the stockholders’ agreement itself) that would circumvent or otherwise modify the agreements set forth in this Term Sheet under the headings of “Information Rights”, “Board of Directors”, “Board Committees”, “Minority Consent Rights”, “Tag-Along Rights”, “Right of First Offer”, “Preemptive Rights” and “Registration Rights Agreement” will, for 3 years following the Effective Date, require the affirmative vote of 80% of the outstanding Fully Diluted Common Shares.

Transfer Restrictions:	Customary transfer restrictions to prohibit and void any trade that would result in the triggering of an SEC reporting obligation and transfers of Equity Interests to competitors, including industry competitors and certain third party private equity and financial purchasers, would be subject to Board consent; provided that, for the avoidance of doubt, no Company Stockholder that is party to the Company’s stockholders’ agreement as of

6

the Emergence Date or its respective affiliated funds shall be deemed a competitor of the Company unless such Company Stockholder holds or acquires an aggregate 3% or more of the outstanding equity interests or voting rights in respect of such competitor (and, for the avoidance of doubt, no appointment or similar rights to such competitor’s board of directors, board of managers or similar governing body), in which case the Company may, in good faith, determine that such Company Stockholder or its affiliated funds is a competitor.

Tag-Along Rights:	Subject to the “Transfer Restrictions” and “Negative Consent Rights” sections of this Term Sheet, each (x) Holder of Common Shares that holds at least 5% of the outstanding Common Shares, and (y) Initial Secured Creditor, shall have the right to sell its Common Shares on a proportionate basis, or “tag-along” (based on their relative ownership of the outstanding Common Shares), in a sale (or series of sales) by any of the Major Holders of at least 50% of the Common Shares held by such Major Holders to a third party.

Drag-Along Rights:	Any Company Stockholder holding, or group of Company Stockholders collectively holding, more than 50% of the outstanding Fully Diluted Common Shares shall have the right to effect a sale of the Company to an unaffiliated third party by merger, consolidation, sale of all or substantially all of the assets or Equity Interests without the approval of the other Company Stockholders (except that if there are any Additional Major Holders, the approval of greater than 50% of the Equity Interests held by the Major Holders shall be required to consummate a drag transaction), subject to customary protections for such other Company Stockholders.

Right of First Offer:	None.

Preemptive Rights:	Except for customary exempted issuances, each (x) Holder holding 2% or more of the outstanding Fully Diluted Common Shares, and (y) Initial Secured Creditor, will have customary preemptive rights on a pro rata basis in connection with any issuance of any equity securities or convertible debt securities by the Company so that such Holder has the ability to maintain the same percentage ownership of Fully Diluted Common Shares before and after such issuance, subject to customary exceptions. Such preemptive rights shall terminate upon the completion of a qualified IPO.

Registration Rights Agreement:	Upon or after a qualified IPO, any (i) Holder who would not otherwise be allowed to sell all of their Common Shares immediately without volume limitations or other restrictions under the Securities Act of 1933 or (ii) other Company Stockholders holding at least 5% of the voting power of the Fully Diluted Common Shares shall, in each case, be entitled to customary registration rights with respect to the Common Shares held by them, including customary demand, shelf and piggyback registration rights.

Corporate Opportunities:	The Company’s governance documents will provide, to the fullest extent permitted by applicable law, for the renunciation of the Company’s interest in business opportunities that are presented to Directors or Company Stockholders, in each case, other than opportunities presented to Directors, employees, consultants or officers of the Company in their capacity as such (and the renunciation shall apply to any Chairman of the Board that is not otherwise an employee, consultant or officer of the Company).

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Exhibit E

Preferred Equity Term Sheet

EXECUTION VERSION

BRISTOW GROUP INC.

Term Sheet Relating to Series A Convertible Preferred Stock

The following preliminary, non-binding term sheet (this “Term Sheet”) presents certain proposed, material terms relating to the issuance by Bristow Group Inc., a Delaware corporation (the “Company”), of the Series A Convertible Preferred Stock (the (Reorganized Preferred Equity”) in connection with the consummation of the Company’s restructuring pursuant to the filing of cases under chapter 11 of the United States Code (Case No. 19-32713(DRJ)).

General:

Purchase Price: $36.37 per share of Reorganized Preferred Equity

Initial Liquidation Preference: $48.51 per share of Reorganized Preferred Equity

Rank: The Reorganized Preferred Equity shall rank (i) senior to the Company’s reorganized common stock (the “Reorganized Common Equity”) and any other class of preferred stock of the Company (including with respect to dividend rights and rights upon liquidation), unless otherwise approved in accordance with the voting rights section below and (ii) subordinate to any existing or future indebtedness of the Company

Dividends:

10% PIK dividend payable annually as of any record date set for the payment of dividends to the holders of the Reorganized Common Equity. Dividends are payable annually or, if more frequent than annually, when Reorganized Common Equity dividends are paid, and are cumulative and compound based on the original purchase price and previously accumulated dividends.

All accrued and accumulated dividends are prior in preference to any dividend on the Reorganized Common Equity and any securities junior to the Reorganized Preferred Equity, and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on the Reorganized Common Equity or on any securities junior to the Reorganized Preferred Equity (other than dividends payable in shares of Reorganized Common Equity or repurchases pursuant to binding contractual commitments of Reorganized Common Equity held by employees, directors or consultants upon termination of their employment or services).

Liquidation Preference:	Upon the commencement of any liquidation, dissolution or winding up of the affairs of the Company or bankruptcy reorganization or any other similar event or proceeding, whether voluntary or involuntary, with respect to the Company (each a “Liquidation Event”) or Deemed Liquidation Event (as defined below), each share of Reorganized Preferred Equity, including shares of Reorganized Preferred Equity that would be issued to account for accrued and unpaid dividends, shall be entitled to receive in preference to any distribution to the holders of any Reorganized Common Equity or securities junior to the Reorganized Preferred Equity an amount in cash per share of Reorganized Common Equity (or the number of shares of Reorganized Common Equity that would be economically equivalent thereto) (the “Liquidation Preference”) equal to the greater of:

(i) the Initial Liquidation Preference per share of Reorganized Preferred Equity (as adjusted for stock splits, recapitalizations and similar events);

(ii) an amount that results in the holders of Reorganized Preferred Equity achieving the Base Return (as defined below); and

(iii) the amount such holder would have received had such holder converted his shares of Reorganized Preferred Equity into shares of Reorganized Common Equity immediately prior to (and subject to the consummation of) such Liquidation Event or Deemed Liquidation Event and shared in the proceeds and other consideration of the Liquidation Event or Deemed Liquidation Event as a holder of Reorganized Common Equity;

provided, however, that in lieu of receiving the Liquidation Preference in cash, the holders of Reorganized Preferred Equity may elect to convert their shares of Reorganized Preferred Equity into shares of Reorganized Common Equity immediately prior to (and subject to the consummation of) such Liquidation Event or Deemed Liquidation Event and share in the proceeds and other consideration of the Liquidation Event or Deemed Liquidation Event as the holders of Reorganized Common Equity with such conversion being sufficient to result in each Reorganized Preferred Equity holder receiving a number of shares of Reorganized Common Equity that would be economically equivalent to such holder receiving the Liquidation Preference; provided, further that the Company may elect for the holders of the Reorganized Preferred Equity to convert their shares of Reorganized Preferred Equity into shares of Reorganized Common Equity immediately prior to (and subject to the consummation of) the consummation of a transaction contemplated by clauses (i), (ii) or (v) of the definition of Deemed Liquidation Event and share in the proceeds and other consideration of such transaction as the holders of Reorganized Common Equity with such conversion being sufficient to result in each Reorganized Preferred Equity holder receiving a number of shares of Reorganized Common Equity that would be economically equivalent to such holder receiving the Liquidation Preference (which, for purposes of clarification, shall consist of the number of shares of Reorganized Common Equity that would be economically equivalent to the greater of the amounts in cash per share of Reorganized Common Equity resulting from the calculations pursuant to each of clauses (i) and (ii) above). If the Liquidation Preference payment consists in whole or in part of common stock or other marketable securities (for example, in the event of a merger, business combination or sale transaction), then the fair market value of each share of such common stock or other securities issued to the holders of the Reorganized Preferred Equity as part of the Liquidation Preference shall be equal to the greater of: (a) 90% multiplied by the volume weighted average trading price of such security, if applicable, for the 30 trading days immediately preceding the Liquidation Event or (b) the price per security implied by the aggregate consideration in the definitive documents of such merger, business combination, or sale transaction.

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If upon any Liquidation Event or Deemed Liquidation Event, the remaining assets of the Company are insufficient to pay the Liquidation Preference to which holders of the Reorganized Preferred Equity are entitled, the holders of the Reorganized Preferred Equity shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective Liquidation Preference which would otherwise be payable in respect of the Reorganized Preferred Equity in the aggregate upon such Liquidation Event or Deemed Liquidation Event if all amounts payable on or with respect to such shares were paid in full, and the Company shall not make any payments to the holders of Reorganized Common Equity or any securities junior to the Reorganized Preferred Equity.

“Base Return” means (i) prior to the third anniversary of the original issuance of the Reorganized Preferred Equity (the “Closing Date”), an amount per share equal to the greater of (x) an “IRR” of 14.0% and (y) a 1.5x “MOIC”; (ii) on or after the third anniversary of the Closing Date but before the fourth anniversary of the Closing Date, an amount per share equal to the greater of (x) an “IRR” of 15.0% and (y) a 1.7x “MOIC”; (iii) on or after the fourth anniversary of the Closing Date but before the fifth anniversary of the Closing Date, an amount per share equal to the greater of (x) an “IRR” of 16.0% and (y) a 1.9x “MOIC”; or (iv) on or after the fifth anniversary of the Closing Date, an amount per share equal to the greater of (x) an “IRR” of 17.0% and (y) a 2.1x “MOIC”. The definitions of “IRR” and “MOIC” shall be set forth in the definitive documentation and calculated using the Initial Liquidation Preference.

“Deemed Liquidation Event” means any of the following: (i) the lease of all or substantially all of the assets of the Company or the sale of all or substantially all of the Company’s assets (in each case whether in one transaction or a series of transactions); (ii) upon an acquisition of the Company by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, merger of equals, business combination, consolidation or share transfer) (x) where the holders of the Reorganized Common Equity and Reorganized Preferred Equity of the Company immediately preceding such transaction own, immediately following such transaction, less than 75% of the voting securities of the Company or (y) where the gross proceeds are greater than or equal to an amount equal to 25% of the enterprise value of the Company; (iii) if any person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and the rules of the SEC thereunder) is or becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, except that a person will be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the total voting power of all classes of voting stock; (iv) on the first day on which a majority of the members of the board of directors of the Company does not consist of Continuing Directors (as defined below); (v) the consummation of a Qualified IPO (as defined below); and (vi) on approval of a plan of liquidation or dissolution.

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“Continuing Directors” means (i) individuals who on the Closing Date constituted the board of directors of the Company or (ii) any new directors whose election or nomination was approved by at least a majority of the directors then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved by the holders of Reorganized Common Equity and Reorganized Preferred Equity.

“Qualified IPO” means the closing of an initial public offering and sale of the Reorganized Common Equity (or the equity interests of an affiliate of the Company if the Company is reorganized in anticipation of such initial public offering) pursuant to an effective registration statement filed by the Company (or applicable affiliate) with the Securities and Exchange Commission, other than a registration statement on Form S-4 or Form S-8 or their equivalent, under the Securities Act of 1933, as amended, for aggregate proceeds of an amount equal to no less than 25% of the Company’s enterprise value.

Holder Optional Conversion:

At any time and from time to time following the Closing Date, each holder of Reorganized Preferred Equity shall have an independent right to convert all or any portion of its Reorganized Preferred Equity, at such holder’s option, into a whole number of fully paid and non-assessable shares of Reorganized Common Equity equal to (A) the Initial Liquidation Preference per share of Reorganized Preferred Equity (as adjusted for stock splits, recapitalizations and similar events with respect to the Reorganized Preferred Equity) divided by (B) the Conversion Price (as defined below) (the “Conversion Return”) and then multiplied by (C) the shares of Reorganized Preferred Equity being converted (including PIK dividends previously paid and any accrued and unpaid dividends payable in shares of Reorganized Preferred Equity) (the “Converted Shares”). In addition, at any time and from time to time following the Closing Date, the holders of a majority of the Reorganized Preferred Equity, voting as a separate class, have the right to (i) convert all of the Reorganized Preferred Equity into a number of shares of Reorganized Common Equity equal to (x) the Conversion Return multiplied by (y) the Converted Shares or (ii) convert all of the Reorganized Preferred Equity into substantially equivalent securities of one or more of the Company’s domestic U.S. or foreign subsidiaries.

The “Conversion Price” shall initially be the price per share of the Reorganized Common Equity of the Company as determined in the Plan, subject to adjustment as described below under “Anti-Dilution”.

Holder Optional Redemption:	Commencing on the date that is five years following the Closing Date, each holder of Reorganized Preferred Equity shall have an independent right to require the Company to redeem all or a portion of its Reorganized Preferred Equity (and holders of a majority of the Reorganized Preferred Equity, voting as a separate class, shall have the right require the Company to redeem all of the Reorganized Preferred Equity) at a per share price

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equal to the Liquidation Preference. Each holder of Reorganized Preferred Equity shall also have an independent right to require the Company to redeem all or a portion of its Reorganized Preferred Equity (and holders of a majority of the Reorganized Preferred Equity, voting as a separate class, shall have the right require the Company to redeem all of the Reorganized Preferred Equity) at a per share price equal to the Liquidation Preference (a) upon the occurrence of a Breach (as defined below), (b) on the effective date of a confirmed plan in a chapter 11 bankruptcy case for the Company or any similar bankruptcy or insolvency proceeding or (c) on or immediately prior to the consummation of any Liquidation Event or Deemed Liquidation Event. Except as described in the “Fundamental Transaction Make-Whole” section below, the Company shall not have any right to require mandatory redemption.

Breach:

The holders of the Reorganized Preferred Equity shall be entitled to a dividend rate increase by an increment of 2% per annum for all periods of time during which a Breach is continuing.

In the event that at any time and from time to time, a Breach pursuant to clauses (i), (ii) or (iii) of the definition of Breach is not cured within three months of its occurrence, then the majority of the holders of the Reorganized Preferred Equity shall have the right to designate a party (which party may be a holder of the Reorganized Preferred Equity) to observe all matters submitted to or considered by the board of directors of the Company until such time as the event is cured.

“Breach” means any (i) failure to pay dividends when due, (ii) failure to make any redemption payment or liquidation payment when due, (iii) breaches of any other covenants set forth in the definitive documentation, (iv) assignment for the benefit of creditors or bankruptcy or (v) such other customary defaults as the Company and the holders may agree to in the definitive documentation.

Fundamental Transaction Make-Whole:	If the Company undergoes a “Fundamental Transaction” (to be defined in definitive documentation), then the Company shall have the right (the “Call Right”) to convert all (but not less than all) of the then outstanding Reorganized Preferred Equity at such time (the date of such redemption, the “Call Date”) into shares of Reorganized Common Equity immediately prior to (and subject to the consummation of) such Fundamental Transaction so that the holders of the Reorganized Preferred Equity share in the proceeds and other consideration of the Fundamental Transaction as the holders of Reorganized Common Equity, with such conversion being sufficient to result in each Reorganized Preferred Equity holder receiving a number of shares of Reorganized Common Equity that would be economically equivalent to such holder receiving (i) the Liquidation Preference (which, for purposes of clarification, shall consist of the number of shares of Reorganized Common Equity that would be economically equivalent to the greater of the amounts in cash per share of Reorganized Common Equity resulting from the calculations pursuant to each of clauses (i) and (ii) of the definition of “Liquidation Preference” above) multiplied by the applicable “Make-Whole Redemption Percentage” set forth in the table below plus (ii) if positive, the present value (computed using a discount rate based on U.S. Treasury securities

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	with a maturity closest to the date that is the first anniversary of the Closing Date, plus 0.50%) as of the Call Date of the expected amount of all remaining dividends that would accrue had the Company not exercised the Call Right between (inclusive of such dates) the Call Date and the fifth anniversary of the Closing Date multiplied by the applicable Make-Whole Redemption Percentage.

	Call Date	Make-Whole Redemption Percentage
	On or after the Closing Date (and prior to the third anniversary of the Closing Date)	102.0%

	On or after the third anniversary of the Closing Date (and prior to the fifth anniversary of the Call Date)	101.0%

	On or after the fifth anniversary of the Call Date	100.0%

Voting and Consent Rights

The holders of the Reorganized Preferred Equity shall be entitled to vote on an as-converted basis with the holders of the Reorganized Common Equity on all matters submitted to a vote of the holders of Reorganized Common Equity.

In addition, the following matters require the consent of the holders of a majority of the Reorganized Preferred Equity, voting as a separate class, and excluding such shares owned by the Company or any subsidiary or other entity controlled by or controlling any such party:

i.   repealing, amending, waiving or otherwise changing any provisions of the Company’s certificate of incorporation or bylaws (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences or other rights or privileges of the Reorganized Preferred Equity or any of its holders, whether directly or indirectly;

ii.  increasing the number of authorized shares of Reorganized Preferred Equity or issuing additional shares of Reorganized Preferred Equity after the Closing Date other than to pay the dividends on the Reorganized Preferred Equity;

iii.   issuance by any subsidiary or controlled affiliate of the Company of any preferred equity securities or any other securities convertible into preferred equity securities in any such subsidiary or controlled affiliate of the Company (other than issuances of such securities to the Company or another wholly owned subsidiary of the Company);

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iv.   creating any new class or series of stock, or any other equity securities, or any other securities convertible into equity securities of the Company, in each such case having a preference over, or being on parity with, the Reorganized Preferred Equity with respect to dividends, liquidation, voting or redemption;

v.  consummating a Liquidation Event or Deemed Liquidation Event or entering into any other Fundamental Transaction (to be defined in definitive documentation) that would not permit the Reorganized Preferred Equity to be converted or redeemed in full; and

vi.   such other customary consent matters as the Company and the holders may agree to in definitive documentation.

Anti-Dilution Protection:

The Reorganized Preferred Equity will have customary anti-dilution provisions, including in connection with (a) a subdivision or combination of outstanding Reorganized Common Equity, reclassification, recapitalization, stock split, dividend or other distribution payable in any form, (b) any Deemed Liquidation Event under clauses (i) through (iv) of such definition, and (c) any consideration in respect of a tender offer or exchange offer for Reorganized Common Equity of the Company or securities junior to the Reorganized Preferred Equity made by the Company or any of its subsidiaries. The Reorganized Preferred Equity shall be adjusted on a weighted average basis for issuances of Reorganized Common Equity (or common stock equivalents, equity securities, or securities/debt convertible into equity securities).

In the event that a shareholder rights plan is in effect, the Reorganized Preferred Equity will receive upon conversion of such shares, in addition to the Reorganized Common Equity of the Company, rights under the shareholder rights agreement.

Governing Law:	Delaware

7

Exhibit F

Aggregate Shares

[Omitted]